Exhibit 10.1

PRODUCTION SHARING CONTRACT

BETWEEN

THE REPUBLIC OF
EQUATORIAL GUINEA
AND
GUINEA ECUATORIAL DE PETROLEOS
AND
PANORO EG EXPLORATION LIMITED
AND
KOSMOS ENERGY EQUATORIAL GUINEA
FOR
EG-01

CONTENTS

THIS PRODUCTION SHARING CONTRACT is dated the____ of ____________, 2022.

BETWEEN:
(1)    THE REPUBLIC OF EQUATORIAL GUINEA (hereinafter referred to as the "State"), represented for the purposes of this Contract by the Ministry of Mines and Hydrocarbons (hereinafter referred to as the "Ministry"), represented for purposes of its execution by His Excellency Gabriel Mbaga OBIANG LIMA, in his capacity as Minister of Mines and Hydrocarbons;
(2)    GUINEA ECUATORIAL DE PETRÓLEOS (hereinafter referred to as the "National Company"), acting in exercise of its authority and in its own name for the purposes of this Contract and represented for purposes of its execution by Antonio OBURU ONDO, in his capacity as Director General
(3)     PANORO EG EXPLORATION LIMITED (hereinafter referred to as "Panoro"), a company organized and existing under the laws of England with registered number 14403158 and having its registered office at 78 Brook Street, W1K 5EF London England; and
(4)    KOSMOS ENERGY EQUATORIAL GUINEA (hereinafter referred to as “KEEG”), a company organized and existing under the laws of the Cayman Islands, under company registration number WT-269135, with its registered office at c/o Circumference (Cayman), P.I. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman, KY1-1209, Cayman Islands.
The State, Panoro, KEEG and the National Company, including their transferees as approved under the Hydrocarbons Law and this Contract, may be referred to individually as "Party" and collectively as "Parties."
PREAMBLE
(A)    WHEREAS, all Hydrocarbons existing within the territory of the Republic of Equatorial Guinea, as stated in the Hydrocarbons Law, are national resources owned exclusively by the State;
(B)    WHEREAS, the State wishes to promote the development of Hydrocarbon deposits within the Contract Area and the Contractor desires to associate itself with the State with a view to accelerating the Development and Production of Hydrocarbons within the Contract Area;
(C)    WHEREAS, the Contractor has the technical and financial ability, as well as the professional skills necessary to carry out Petroleum Operations in accordance with this Contract and generally accepted good practices of the international petroleum industry; and
(D)    WHEREAS the Parties wish to enter into this Contract in accordance with the Hydrocarbons Law, which allows for agreements to be entered into between the State and foreign investors in the form of a production sharing contract, through direct negotiation or by international public bidding,
NOW THEREFORE, in consideration of the commitments and mutual agreements expressed in this document, the Parties agree as follows:

ARTICLE 1
SCOPE AND DEFINITIONS

1.1    Definitions
Except where the context dictates another meaning, or as defined in the Hydrocarbons Law or Petroleum Regulations, the following words and expressions will have the following meanings:
1.1.1    Joint Operating Agreement (JOA) means the joint operating agreement that rules the internal relations of the parties making up the Contractor in carrying out Petroleum Operations in the Contract Area.
1.1.2    Calendar Year or Year means a period of twelve (12) months beginning 1 January and ending 31 December of the same year according to the Gregorian Calendar.
1.1.3    Contract Year means a period of twelve (12) consecutive months according to the Gregorian Calendar from the Effective Date of this Contract or from the anniversary of the Effective Date.
1.1.4    Contract Area means the geographic area within the territory of Equatorial Guinea, which is the object of this Contract. This Contract Area will be described in Annex A and illustrated in Annex B, as it may be changed by relinquishments of the Contractor in accordance with this Contract.
1.1.5    Development and Production Area means an area within the Contract Area encompassing the geographical extent of a Commercial Discovery that is subject to a Development and Production Plan and corresponding budget in accordance with Article 5.5.
1.1.6    Appraisal Area means an area within the Contract Area encompassing the geographical extent of a Discovery subject to an Appraisal work program and corresponding budget in accordance with Article 5.2.
1.1.7    Barrel means a quantity or unit of measure of Crude Oil equal to 158.9874 liters (forty-two (42) United States gallons) at a temperature of fifteen point five six degrees (15.56°) Centigrade (sixty degrees (60°) Fahrenheit) and at one (1) atmosphere of pressure.
1.1.8    BEAC means the Bank of Central African States.
1.1.9    Change in the Law means, with respect to Article 25, any change in the laws, decrees, regulations, or standards of Equatorial Guinea and any Relevant Authority Law in force on the Effective Date, including those pertaining to any fiscal matters, taxes, customs, or currency control, any change in the interpretation or application of, or in the customs and practices related to these laws (the stipulations of this Contract are considered to conform with such interpretation and application from the Effective Date ), decrees, regulations, or standards of Equatorial Guinea and excludes those laws, decrees, regulations, or standards that are (i) related to health, safety, work, and the environment, (ii) consistent with international petroleum industry standards and practices, and (iii) applied in a non-discriminatory manner.
1.1.10    Field means a Discovery or set of Discoveries established as a Field in accordance with Article 5 and can be developed commercially, taking into account all pertinent operational, economic and financial information collected in carrying out the Appraisal work program or otherwise, in accordance with generally accepted good practices of the international petroleum industry. A Field may consist of a Hydrocarbon deposit or multiple Hydrocarbon deposits grouped in or related to the same individual geological structural or stratigraphic conditions, or unrelated deposits that are developed using a Development and Production Plan. All deposits superimposed, adjacent to, or underlying a Field in the Contract Area will form part of that Field.
1.1.11    CIF has the meaning established in the publication of the International Chamber of Commerce, INCOTERMS 2020.
1.1.12    Affiliated Company or Affiliate of any specific Person means any other Person directly or indirectly Controlling or Controlled by or under the direct or indirect common Control of such Person.

1.1.13 The National Company, for the purposes of this Contract, means Guinea Ecuatorial de Petróleos (GEPetrol), as the national petroleum company of Equatorial Guinea, or whatever successor state company.
1.1.14    Contractor means Panoro, KEEG, and the National Company and will include the entities to which a Participation Interest under the Contract is legitimately transferred.
1.1.15    Contract means this production sharing contract, including its Preamble and Annexes.
1.1.16    Material Contract means a contract having a value over five hundred thousand Dollars ($500,000) with respect to Exploration Operations, or one million Dollars ($1M) with respect to Development and Production Operations with (i) an Affiliate of the Operator, when the contract has not previously and specifically been approved in an Annual Budget as a contract that should be carried out by such an Affiliate, or (ii) a non-Affiliate of the Operator. If law or regulation establishes a greater limit than that stipulated in this definition for the supervision of contracts by the State, this definition will be amended to reflect that limit.
1.1.17    Control, when used with respect to a specified Person, means the power to direct, administer, and dictate the policies of such Person through ownership of a percentage of such Person's equity sufficient to hold a majority of voting rights in an ordinary shareholders meeting. The terms Controller and Controlled have meanings that correlate to the foregoing.
1.1.18    Development and Production Costs means all costs, expenses, and obligations incurred by the Contractor in connection with Development and Production Operations in a Development and Production Area, excluding all Exploration Costs incurred in the Development and Production Area before any Field is established, and that are determined to be in accordance with this Contract and the Hydrocarbons Law.
1.1.19    Exploration Costs means all costs, expenses, and other obligations incurred by the Contractor in connection with Exploration Operations in the Contract Area, including those identified in the Accounting Procedure, and that are determined to be in accordance with this Contract and the Hydrocarbons Law.
1.1.20    Petroleum Operations Costs means Exploration Costs and/or Development and Production Costs (depending on the context) incurred by the Contractor in carrying out Petroleum Operations, as determined in accordance with this Contract and the Accounting Procedure.
1.1.21    Argus Crude Report means the report published by the Argus company from time to time on the international crude oil market, including evaluation of the Crude Oil deposit located in the Contract Area.
1.1.22    Discovery means a finding of Hydrocarbons by the Contractor whose existence within the Contract Area was unknown prior to the Effective Date, or Hydrocarbons within the Contract Area that had not been declared a Commercial Discovery prior to the Effective Date and that are measurable by generally accepted good practices of the international petroleum industry.
1.1.23    Commercial Discovery means a Discovery that the Contractor considers economically viable and in the interest of which submits for the approval of the Ministry a Development and Production Plan of the Discovery.
1.1.24    Day means a day on which the offices of the Ministry are open to the public.
1.1.25    Working Day means a day on which the banks of Malabo, Equatorial Guinea, London, England and New York, USA, generally conduct commercial activities.
1.1.26    Dollar or $ means the legal tender of the United States of America.
1.1.27    Member State of CEMAC means the country is a member of the Economic and Monetary Community of Central Africa.
1.1.28    Member State of OHADA means the country is a member of the Organization for the Harmonization of Business Law in Africa.

1.1.29    Effective Date means the date the Contractor receives ratification of this Contract, totally signed by the State, in accordance with the provisions of Article 31.
1.1.30    Dated Brent means a quote published daily in Platts Bulletin that reflects the price of a North Sea Brent crude oil blend charged over a given period.
1.1.31    FOB has the meaning stipulated in the publication of the International Chamber of Commerce, INCOTERMS 2020.
1.1.32    Reserve Fund has the meaning attributed to it by Article 24.3
1.1.33    Natural Gas means those Hydrocarbons that at atmospheric conditions of temperature and pressure, are in a gaseous state, including dry gas, wet gas, and residual gas remaining after extraction, treatment, processing, or separation of liquid Hydrocarbons from wet gas, as well as gas or gases produced in association with liquid or gaseous Hydrocarbons.
1.1.34    Associated Natural Gas means all Natural Gas produced from a deposit the predominant content of which is Crude Oil and that has been separated from Crude Oil in accordance with generally accepted good practices of the international petroleum industry, including free gas cap, but excluding any liquid Hydrocarbons extracted from such gas either by normal field separation, dehydration, or in a gas plant
1.1.35    Net Natural Gas has the meaning attributed to it by Article 13.3.5.
1.1.36    Non-Associated Natural Gas means all gaseous Hydrocarbons extracted from Natural Gas deposits, and includes wet gas, dry gas, and residual gas remaining after the extraction of liquid Hydrocarbons from wet gas.
1.1.37    Equatorial Guinea or State means the Republic of Equatorial Guinea.
1.1.38    Hydrocarbons means all natural organic substances composed of carbon and hydrogen, including Crude Oil and Natural Gas that may be found and produced, or otherwise extracted and saved from the Contract Area.
1.1.39    Income Tax means that tax levied on the each of the Parties making up the Contractor and all other pertinent Persons in accordance with the Tax Law.
1.1.40    Gross Revenues means total income from sales of Total Disposable Production plus the equivalent monetary value of any other disposal of Total Disposable Production from the Contract Area during any Calendar Year.
1.1.41    Participation Interest means for each Party constituting the Contractor, the undivided percentage share of such Party in the rights and obligations under this Contract, as specified in Article 1.3.
1.1.42    Participation Interest of the National Company means the Participation Interest of the National Company as established in Article 1.3.
1.1.43    Hydrocarbons Law means Law No. 8/2006 dated 3 November 2006 of Equatorial Guinea.
1.1.44    Relevant Authority Law means any laws, codes, decrees, instruments or subordinate legislation, by-laws, regulations, declarations, rules, orders, statute, ordinances, normative acts and administrative acts of:
(a)    the Organisation for the Harmonization of African Business Law (OHADA);
(b)    the Inter-African Conference of Insurance Markets (CIMA);
(c)    the Central African Banking Commission (COBAC);

(d)    BEAC;
(e)    the Economic and Monetary Community of Central Africa (CEMAC); and
(f)    any other regional laws, codes, decrees, instruments or subordinate legislation, by-laws, regulations, declarations, rules, orders, statute, ordinances, normative acts and administrative acts (whether current or future and excluding Equatoguinean Law) applicable to the Parties in relation to the activities, including Petroleum Operations, to be undertaken under this Contract, and shall also include the OHADA Accounting System.
1.1.45    Environmental Law means Law No. 7/2003 of 27 November of Equatorial Guinea and any law that amends or replaces it, including the International Treaties signed and ratified by the Republic of Equatorial Guinea.
1.1.46    Tax Law means Law No. 4/2004 of 28 October 2004 of Equatorial Guinea, and any law that amends it or replaces it.
1.1.47    Book Value means the value at which the asset is carried on the balance sheet prepared in accordance with generally accepted accounting practices used in the international petroleum industry.
1.1.48    Ministry means the Ministry of Mines and Hydrocarbons of Equatorial Guinea, the entity defined in Article 9 of the Hydrocarbons Law.
1.1.49    Negligence means any act or omission of an act by a Person (acting alone, together with another, or simultaneously) with the intention of causing harmful consequences, or with reckless imprudence or indifference to the harmful consequences that such Person knew or should have known would result for the safety, property, or interests of another Person from such an act or failure. Provided they satisfy the above parameters, such acts or omissions can include substantial deviations from the standards of behavior of a reasonable man, or of a prudent operator in the international petroleum industry, guided by generally accepted good practices of the international petroleum industry and by those considerations that normally rule the conduct of human affairs, acting in the circumstances of the presumed bad behavior.
1.1.50    Dispute Notification has the meaning attributed to it in Article 26.1.1.
1.1.51    Notification of Exploration Well according to the approved Work Programme, Contractor will notify the Ministry in writing of its intention to drill an Exploration Well.
1.1.52    Development and Production Operations means all operations, other than Exploration Operations that are engaged in to facilitate the Development and Production of Hydrocarbons from the Contract Area to the Delivery Point.
1.1.53    Exploration Operations include geological and geophysical studies, aerial mapping, investigations relating to subsurface geology, stratigraphic test drilling, Exploration Wells, Appraisal Wells and related activities such as drill site preparation, surveying and all connected work carried out in relation to the Exploration for Hydrocarbon deposits in the Contract Area and their Appraisal until the Ministry approves a Development and Production Plan.
1.1.54    Petroleum Operations means all operations related to Exploration, Appraisal, Development, Production, transportation, storage, conservation, dismantling, sale and/or other disposal of Hydrocarbons from the Contract Area to the Delivery Point and any other work or activities necessary or complementary to such operations; these operations and activities will be carried out in accordance with this Contract and the Hydrocarbons Law and will not include transport outside Equatorial Guinea.

1.1.55    Operator will be Panoro, as approved by the Ministry and so designated in the Joint Operation Agreement.
1.1.56    Party or Parties means the party or parties to this Contract, as the context dictates.
1.1.57    Paying Party or Parties will have the significance attributed to it (them) in Article 8.2.1.
1.1.58    Carried Participation of the National Company means the Participation Interest of twenty percent (20%) of the National Company that will be carried forward by the Contractor during the Exploration Period(s) until the End Point of the Carry-Forward.
1.1.59    Development and Production Period means the period defined in Article 5.10.
1.1.60    Initial Exploration Period means a period of five (5) Contract Years from the Effective Date, subdivided into two sub-periods of three (3) and two (2) Contract Years respectively.
1.1.61    Extension Period means the First Extension Period and the Second Extension Period, separately or together, as the context dictates. Each of these Extension Periods will be for a period of one (1) Contract Year.
1.1.62    Exploration Periods means the Initial Exploration Period, any Extension Period, and any further extensions of them.
1.1.63    Person means any individual, firm, company, corporation, society, trust, foundation, government, state or state agency, or any association or grouping (whether or not having a separate legal personality) or two or more of these.
1.1.64    Crude Oil means Hydrocarbons produced at the wellhead in a liquid state at atmospheric pressure including asphalt and ozokerites, and the liquid Hydrocarbons known as condensates and/or Natural Gas liquids obtained from Natural Gas by condensation or extraction through field separation units.
1.1.65    Net Crude Oil has the meaning attributed to it by Article 7.3.
1.1.66    Cost Recovery Oil has the meaning attributed to it in Article 7.2.1.
1.1.67    Development and Production Plan has the meaning attributed to it in Article 5.5.1.
1.1.68    Platts Bulletin means Platts Crude Oil Marketwire, or if Platts Crude Oil Marketwire ceases to be published then another similar daily international publication that lists benchmark crude oil prices and which is agreed at the time between the Parties..
1.1.69    Well means any opening in the ground or seabed made or being made by drilling or boring, or in any other manner, for the purpose of exploring and/or discovering, evaluating, or producing Crude Oil or Natural Gas, or for the injection of any fluid or gas into an underground formation other than a seismic hole.
1.1.70    Development Well means a Well, other than an Exploration Well or an Appraisal Well, drilled with the purpose of producing or improving the Production of Hydrocarbons, including Exploration Wells and Appraisal Wells completed as production or injection Wells.
1.1.71    Appraisal Well means a Well drilled after a Discovery, with the objective of delimiting and mapping the deposit, as well as to estimate the quantity of recoverable Hydrocarbons.
1.1.72    Exploration Well means any Well whose sole objective is to verify the existence of Hydrocarbons or to study all the necessary elements that could lead to a Discovery.
1.1.73    Market Price means the FOB price for Crude Oil calculated in accordance with Article 10.
1.1.74    Annual Budget means the Contractor's approved expenditures with respect to an Annual Work Program.

1.1.75    First Extension Period means the period of one (1) Contract Year beginning immediately after the conclusion of the First Exploration Sub-Period
1.1.76    First Exploration Sub-Period means the first three (3) Contract Years of the Initial Exploration Period.
1.1.77    Accounting Procedure means the accounting procedure contained in Annex C.
1.1.78    Total Disposable Production means all Hydrocarbons produced and saved from a Development and Production Area minus the quantities used for fuel and transport in Petroleum Operations under Article 6.10.
1.1.79    Annual Work Program means an itemized statement of the Petroleum Operations to be carried out in the Contract Area during a Calendar Year.
1.1.80    End Point of the Carry-Forward is the date of approval by the Ministry of the Development and Production Plan.
1.1.81    Delivery Point means the point located within the jurisdiction of Equatorial Guinea at which Hydrocarbons reach (i) the inlet flange at the FOB export vessel, (ii) the loading facility metering station of a pipeline, or (iii) any other point within the jurisdiction of Equatorial Guinea as may be agreed to by the Parties.
1.1.82    Royalties means a right of the State to Hydrocarbons extracted and saved from the Contract Area, and not utilized in Petroleum Operations for fuel or transport, in accordance with Article 6.10, based on percentages calculated as a function of the daily rate of the Total Disposable Production in accordance with Article 7.1.
1.1.83    Petroleum Regulations means all regulations promulgated by the Ministry observing and in accordance with the Hydrocarbons Law under Ministerial Order 4/2013 of 20 June 2013, and any regulations that may amend or replace them.
1.1.84    Second Extension Period means the period of one (1) Contract Year beginning immediately after the end of the Second Exploration Sub-Period.
1.1.85    Second Exploration Sub-Period means the final two (2) Contract Year(s) of the Initial Exploration Period.
1.1.86 Maximum Efficient Production Rate means the maximum efficient production rate of Hydrocarbons from a Field that does not damage deposit formations and does not cause excessive decline or loss of deposit pressure in accordance with good practices of the international oil industry, and as agreed in accordance with Article 6.4.
1.1.87    Tax and Taxes means the coercive pecuniary contributions stipulated by Tax Law, that the State, local entities and other public entities levy in exercise of their sovereign power.
1.1.88    Quarter means a period of three (3) consecutive months beginning 1 January, 1 April, 1 July, or 1 October and ending 31 March, 30 June, 30 September, or 31 December, respectively.
1.2    Scope
1.2.1    This Contract is a production sharing contract awarded pursuant to Chapter IV of the Hydrocarbons Law. In accordance with the provisions of this Contract and the Hydrocarbons Law, the Ministry will be responsible for supervising Petroleum Operations in the Contract Area.
1.2.2    The State grants the Contractor the sole and exclusive right to carry out all Petroleum Operations in the Contract Area during the term of this Contract. In consideration of the above, the Contractor commits itself to:

(a)    be responsible to the State, in the capacity of independent contractor, for execution of the Petroleum Operations in accordance with this Contract, the Hydrocarbons Law, and the Petroleum Regulations;
(b)    provide all funds, machinery, equipment, technology, and personnel that are prudent and necessary to execute the Petroleum Operations; and
(c)    diligently, with due attention to generally accepted good practices of the international petroleum industry execute at its exclusive responsibility and risk, all investments and contractual obligations necessary for carrying out the Petroleum Operations in accordance with this Contract.
1.2.3    All costs of the Petroleum Operations will be recoverable and/or deductible for tax purposes in the manner established in this Contract and the Hydrocarbon Law.
1.2.4    During the term of this Contract, all Production obtained as a consequence of the Petroleum Operations will be shared between the parties in accordance with Article 7.
1.2.5    During the term of this Contract, the Parties shall comply with the laws of Equatorial Guinea, including the Environmental Law.
1.3    Participation Interests
1.3.1     On the Effective Date, the Participation Interests of the Parties making up the Contractor are as follows:
The National Company     20% (the “Carried Participation of the National Company")
Panoro          56%
KEEG             24%
Total             100%
The Participation Interest of the National Company is for compliance with Chapter XVIII of the Hydrocarbon Law. The abovementioned Carried Participation of the National Company of twenty percent (20%) will be carried by the Contractor (with the exception of the National Company) until the End Point of the Carry-Forward. The Carried Participation of the National Company will remain subject to all the responsibilities and obligations of the Contractor. The costs attributable to the Carried Participation of the National Company will be paid, subject to Article 8.2, by the Contractor (with the exception of the National Company), and recoverable as specified in Articles 8.2.2 and 8.2.3.

1.3.2    The National Company will have the option of acquiring an additional Participation Interest of ten percent (10%) if there is a Commercial Discovery in the Contract Area.

ARTICLE 2
PERIOD OF EXPLORATION AND RELINQUISHMENTS OF AREAS
2.1    Initial Exploration Period
From the Effective Date, the Contractor will be authorized to carry out Exploration Operations in the Contract Area during the Initial Exploration Period. Within sixty (60) days from the Effective Date, the Contractor will initiate study and evaluation work.
2.2    Extension periods
2.2.1    The Contractor may ask for up to two (2) extensions: the first is an extension of one (1) year to the First Exploration Sub-Period, that is, the First Extension Period, and the second is an extension of one (1) year to the Second Exploration Sub-Period, that is, the Second Extension Period.
2.2.2    For each Extension Period, the Contractor will present a request to the Ministry at least two (2) months before the expiration of the First Exploration Sub-Period, or as the case may be, the Second Exploration Sub-Period. The Ministry will not unreasonably deny or delay the granting of this extension, provided the Contractor has complied with all of its obligations in the First Exploration Sub-Period, the First Extension Period and the Second Exploration Sub-Period, as the case may be, and is in no way noncompliant with this Contract.
2.2.3    A map will be attached to each request for an extension, if appropriate, delineating the Contract Area the Contractor proposes to retain, as well as a report that specifies the work realized in the areas proposed for relinquishment since the Effective Date, and the results obtained from them.
2.2.4    If on the expiration of the Initial Exploration Period or any Extension Period, an Appraisal work program is under way, the Contractor will be entitled to the grant of an additional extension of the current exploration period necessary to complete the work in progress. Additionally, if Appraisal work has not been completed by the Contractor at the time a relinquishment comes due, as stipulated in Article 2.4, the obligation to relinquish will be suspended until the Contractor has completed the work, the commerciality is decided, and if applicable, establishment of a Field has been approved or denied. Any additional extension granted in accordance with this Article will not exceed one (1) Contract Year or a longer period that may be approved by the Ministry, plus the necessary period of time established under Article 5 for the evaluation of a Development and Production Plan and the Ministry's response.
2.2.5    In the previous case, the Contractor will ask the Ministry for an additional extension at least two (2) months before expiration of the Initial Exploration Period or the Extension Period in force at the time, as applicable.
2.3    Termination
If the Contractor decides:
(a)    not to enter the Second Exploration Sub-Period;
(b)    not to extend the Initial Exploration Period and no Field has been established during that period;
(c)    to extend the Initial Exploration Period and no Field has been established during the Extension Period or any extension of it; or
(d)    to relinquish all its rights with respect to the entire Contract Area in accordance with what is established in Article 2.5, this Contract will be automatically terminated.
2.4    Obligatory relinquishments
2.4.1    Given the size of the Contract Area the Contractor shall have no obligation to relinquish to the State any part of the initial surface area of the Contract Area during the Exploration Period.
2.4.2    On expiration of the final applicable extension period stipulated in accordance with Article 2.2, and subject to the provisions of Article 2.2.4, the Contractor will relinquish the Contract Area, with the exception of:
(a)    Development and Production Areas;

(b)    areas for which approval of a Development and Production Plan is pending, until a final decision is made;
(c)    the area of any Field, including those Fields that may be subject to unitization in accordance with Article 22; and
(d)    any area reserved for a possible Unassociated Natural Gas Appraisal with respect to which the Contractor is negotiating with the Ministry in accordance with the terms of Article 13.1.
2.5    Voluntary relinquishments
2.5.1    Subject to the Contractor's obligations established in Article 24 and the Hydrocarbons Law, the Contractor may at any time notify the Ministry with three (3) months' advance notice that it relinquishes all of its rights over all or any part of the Contract Area.
2.5.2    In no event will voluntary relinquishment of rights over all or any part of the Contract Area reduce the Contractor's obligations of Exploration established in Article 3.
2.6    Involuntary relinquishments
2.6.1    If the Contractor, during the First Exploration Sub-Period, fails to perform the minimum work programme defined in Article 3, the Contractor will then relinquish all of its rights over the entire Contract Area at the end of the First Exploration Sub-Period.
2.6.2    If the Contractor, during the Second Exploration Sub-Period fails to perform the minimum work programme defined in Article 3, the Contractor will then relinquish all of its rights over the entire Contract Area at the end of the Second Exploration Sub-Period
2.6.3    This involuntary relinquishment will in no way exempt the Contractor from any of the obligations it may have under Article 24 or the Hydrocarbons Law.
2.7    Relinquishments in General
2.7.1    No relinquishment made by virtue of Articles 2.4 or 2.5 will relieve the Contractor of its obligation to pay accrued surface rentals, or to make due and payable payments incurred during Petroleum Operations executed up to the date of the relinquishment.
2.7.2    The Contractor will, in accordance with generally accepted good practices of the international petroleum industry, put forward the geographical location of the part of the Contract Area that it proposes to retain. This area will have one or more continuous geometric forms that extend North to South and East to West and will be delimited at a minimum by one (1) minute of latitude or longitude or natural boundaries; moreover, this area will also be subject to the Ministry's approval.

ARTICLE 3
EXPLORATION WORK OBLIGATIONS
3.1    Minimum Work Program
During the Exploration Period, the Contractor commits itself to executing the following program of minimum work:

First Exploration Sub-Period 36 Calendar Months	Studies / Data (specify)
Acquisition of all existing data on the block from the MMH database at a cost of $1.9MM, $1MM payable within thirty (30) days of the Effective Date and $0.9MM payable within thirty (30) days of the Contractor deciding to enter int the Second Exploration Sub-Period

Re-processing of 250 sq km of 3D seismic data
Geological and geophysical studies

	Total Cost First Exploration Sub-Period	$3.0MM

Second Exploration Sub-Period 24 Calendar Months	Exploration well(s)	Number: 1
Depth (mss): 2,500
Stratigraphic Target: Albian
Cost ($ per well) 20MM

	Total Cost Second Exploration Sub-Period	$20MM

3.1.1    If the Contractor completely fulfils all the obligations of the First Exploration Sub-Period, then it may, at its sole discretion, by notice in writing to the Ministry, elect to enter into a Second Exploration Sub-Period.
3.1.2    If the Contractor has drilled more than the minimum number of Exploration Wells demanded in the minimum work programme, then the surplus that exceeds the obligatory amount at the end of the period in question will be transferred and considered part of the obligations of the next guaranteed period(s).
3.2    Minimum Depth of the Exploration Wells

3.2.1    Each of the Exploration Wells must be drilled to the minimum depth specified above or to a lesser depth if the Ministry so authorizes in accordance with this Article, or if interrupting drilling is justified by one of the following reasons:
(a)    the economic basement is reached at a lesser depth than the minimum depth specified in this Contract;
(b)    further drilling is clearly dangerous because of abnormal pressure in the formation or for another reason;
(c)    rocky formations are encountered whose hardness makes it impracticable to continue drilling with appropriate equipment; or
(d)    hydrocarbon-bearing formations are encountered that require the installation of casings that exclude reaching the minimum contractual depth.
3.2.2    For purposes of Article 3.2.1(a), economic basement in and beneath which the geological structure or the physical sequence of the rocks do not have the necessary properties to accumulate hydrocarbons in commercial quantities and that moreover, reflects the maximum depth at which accumulations of this type can reasonably be expected to occur.
3.3    Commencement and Cessation of drilling
The Contractor shall give to the Ministry a Notification of Exploration Well at least twenty-one (21) days prior to the commencement of drilling an Exploration Well.
With respect to Article 3.2.1(b), and to the extent practicable, if a prudent operator would immediately cease drilling operations, the Contractor will notify the Ministry immediately of its decision and obtain the Ministry's approval before removing any drilling platform from the area. The Ministry will respond to this request for approval as soon as practicable. Approval may not be unreasonably denied or delayed without reasonable justification, provided that the Ministry has sufficient information to make an informed decision.
3.4    Substitute Wells
If any obligatory Exploration Well is abandoned due to insurmountable technical problems as set out in Article 3.2.1, items (b), (c) and (d) and, at the time of abandonment, the Exploration Costs for that Well equal or exceed fifteen million Dollars ($15MM), for all purposes of this Contract, the Contractor will be considered to have fulfilled its minimum work obligations for the period in question. If any obligatory Exploration Well is abandoned due to insurmountable technical problems and if, at the time of abandonment, the Exploration Costs for that Well are less than fifteen million Dollars ($15MM), the Contractor will choose between the following options:
(a)    drill a substitute Exploration Well in the same or a different site to be agreed on with the Ministry: or
(b)    pay the Ministry an amount equal to the difference between fifteen million dollars ($15MM) and the amount of Exploration Costs effectively spent in connection with this Exploration Well, which will be treated as if it were the finalization of the well, thus fulfilling the minimum work obligations with this Well.
3.5    Provision of Guarantees
3.5.1    On or before the Effective Date, each of the Parties making up the Contractor (other than the National Company) will provide to the State a guarantee in the form stipulated in Annex D from an Affiliate Company in up to the amount of one million Dollars ($1MM), which corresponds to the minimum expenditure obligations of the Contractor under this Contract for the First Exploration Sub-Period, and which will remain valid until the Contractor has complied with this obligation of minimum expenditures. In any case, the amount of the guarantee will be reduced as a function of sums expended that are related to the work obligations carried out to the degree that they are complete. If the Parties that make up the Contractor (except the National Company) do not provide the Ministry with the guarantee by the date established under this Article 3.5.1, this Contract will be considered null and void, if the Contractor does not succeed in remediating the noncompliance within thirty (30) days of being notified of it.
3.5.2    Thirty (30) days before initiating drilling of the Exploration Well demandable in the Second Exploration Sub-Period, the Contractor (other than the National Company) will provide the State a guarantee in the form stipulated in Annex D from an Affiliate Company in an amount up to the amount of fifteen million Dollars ($15MM), which corresponds to fifty percent (50%) of the minimum expenditure obligations of the Contractor under this Contract for the Second Exploration Sub-Period, and which will remain valid until the Contractor has complied with this obligation of minimum expenditures. In any case, the amount of the guarantee will be reduced as a function of sums expended that are related to the work obligations carried out to the degree that they are completed. If the Parties that make up the Contractor (except the National Company) do not provide the Ministry with the guarantee by the date established under this Article 3.5.2, this Contract will be considered null and void, if the Contractor does not succeed in remediating the noncompliance within thirty (30) days of being notified of it.

ARTICLE 4
ANNUAL WORK PROGRAMS AND BUDGETS
4.1    Presentation of Annual Work Program
No later than ninety (90) days before the beginning of each Calendar Year, or for the first Calendar Year, no later than sixty (60) days after the Effective Date, the Contractor will prepare and present for approval by the Ministry a detailed Annual Work Program divided into Quarters, together with the corresponding Annual Budget for the Contract Area explaining the Petroleum Operations the Contractor proposes to carry out during the Calendar Year. The Annual Budget will be presented in the Ministry's official format.
4.2    Form and Approval of the Annual Work Program
Each Annual Work Program and corresponding Annual Budget will be broken down into the various Exploration Operations and, as applicable, according to the appraisal operations for each Appraisal Area, and the Development and Production Operations for each Development and Production Area. If no response is received within ninety (90) days of the reception of the Annual Work Program and corresponding Annual Budget, these will be considered approved. The Ministry may propose amendments or modifications to the Annual Work Program and corresponding Annual Budget, by giving notice to the Contractor and including reasons for the amendments or modifications, within sixty (60) days of receiving the Annual Work Program and Annual Budget. In such event, the Ministry and the Contractor will meet as soon as possible to review the amendments or modifications proposed by the Ministry and establish the Annual Work Program and corresponding Annual Budget by mutual agreement. The parts of the Annual Work Program for which the Ministry does not require amendment or modification will be considered approved and the Contractor must implement them within the stated time period, provided they can be undertaken on an individual basis, or with respect to an approved activity that depends technically or financially on an activity that is not approved. With respect to the parts of the Annual Work Program for which the Ministry proposes any amendment or modification, the date of approval of the Annual Work Program and corresponding Annual Budget will be the date on which the Ministry and the Contractor reach mutual agreement on them. If the Ministry and the Contractor do not reach an agreement about the amendments and modifications proposed by the Ministry before the end of the Calendar Year in which the Annual Work Plan and corresponding Annual Budget are submitted, the Contractor will continue operating in accordance with the most recent Annual Work Plan and corresponding Annual Budget approved by the Ministry until agreement is reached.

4.3    Execution of Petroleum Operations
The Contractor will perform each operation included in an approved Annual Work Program correctly and diligently, in accordance with the terms of this Contract, the Hydrocarbons Law, and the generally accepted good practices of the international petroleum industry.
4.4    Unbudgeted expenses
4.4.1    The Ministry and the Contractor recognize that the technical results acquired as work progresses, or certain unforeseen changes in circumstances, may justify modifying the approved Annual Work Program and corresponding Annual Budget. In such circumstances, the Contractor will promptly notify the Ministry of the proposed modifications. The Ministry will study these modifications and decide whether to approve them within a period of sixty (60) days of receiving the notification. If the Ministry neither approves nor rejects the proposed modifications within this sixty (60) day period, the proposed modifications will be considered approved. Notwithstanding the foregoing, the Contractor will not in any case incur any expenditure that exceeds the approved Annual Budget by more than five percent (5%) without the prior approval of the Ministry. Expenditures exceeding the five percent (5%) tolerance will not be recoverable as a Petroleum Operations Cost or deductible for tax purposes. Where such approval is requested in connection with ongoing operations, the date of any approval will be considered to be prior to expenditure if the Ministry is aware of the excess and the continuation of operations after the time of that cost is verbally approved by the Ministry. In relation to emergencies or accidents, Articles 78.3 and 79 of the Petroleum Regulations will apply.
4.4.2    At the time the Contractor reasonably believes that the limits of the Annual Budget will be exceeded, the Contractor will promptly notify the Ministry and provide the Ministry with full details of such excess expenditures, including the reasons for them.
4.4.3    The limitations stipulated in Article 4.4 will not affect the Contractor’s right to make expenditures in the event of an emergency or accident requiring urgent action in accordance with what is stipulated in Article 4.5.
4.4.4    Except as otherwise provided in Article 4.5, if the Contractor incurs any expenditure whose program and budget has not been approved within an Annual Work Program and corresponding Annual Budget or any amendment to them approved by the Ministry, then this expenditure will not be recoverable by the Contractor as a Petroleum Operations Cost.
4.5    Emergency or Accident
4.5.1    In the event of an emergency or accident requiring urgent action, the Contractor will follow all steps and take the measures as may be prudent and necessary in accordance with generally accepted good practices of the international petroleum industry to protect its interests and those of the State and the property, life, and health of other Persons, the environment, and the safety of the Petroleum Operations. The Contractor will promptly inform the Ministry of such emergency or accident.
4.5.2    All of the related costs incurred by the Contractor in accordance with Article 4.5 will be recoverable as Petroleum Operations Costs and deductible for tax purposes. Nevertheless, costs incurred by the Contractor in cleaning up pollution or damage to the environment, if caused by the Negligence of the Contractor, its subcontractors or any Person acting on its or their behalf, will not be recoverable as a Petroleum Operations Costs or deductible for tax purposes.

ARTICLE 5
EVALUATION OF A DISCOVERY AND PRODUCTION PERIOD
5.1    Notification of Discovery

If the Contractor discovers Hydrocarbons in the Contract Area it will notify the Ministry as soon as possible, but not later than thirty (30) days after the date of the Discovery. This notice will include all relevant information in accordance with the generally accepted good practices of the international petroleum industry, including the details of any production testing program that the Contractor has carried out or proposes to carry out during drilling operations
5.2    Appraisal Work Program
5.2.1    If the Contractor considers that the Discovery merits Appraisal it will diligently submit to the Ministry a detailed appraisal work program and corresponding budget no later than six (6) months following the date on which the Discovery was reported in accordance with Article 5.1 The appraisal work program, corresponding budget and designated Appraisal Area are subject to the review and approval of the Ministry in accordance with the procedures established in Article 4.
5.2.2    The rough draft of the appraisal work program will specify the estimated size of the Hydrocarbon reserves of the Discovery, the area to be designated as the Appraisal Area and will include all seismic, drilling, testing and appraisal operations necessary to carry out an appropriate appraisal of the Discovery. The Contractor will diligently undertake the approved appraisal work program, it being understood that the provisions of Article 4.4 will apply to the program.
5.2.3    The duration of the appraisal work program will not exceed twenty-four (24) months for Crude Oil and in the case of Natural Gas, the duration of the appraisal work program will be determined in accordance with the provisions of Article 13, unless otherwise approved by the Ministry. The Ministry's approval of the request will not be denied or delayed without reasonable justification.
5.3    Presentation of the Appraisal Report
5.3.1    Within six (6) months following completion of the appraisal work program and in any case, no later than thirty (30) days before expiration of the Initial Exploration Period, or the First Extension Period or the Second Extension Period, including all additional extensions in accordance with the provisions of Article 2.2, as the case may be, the Contractor will present a detailed report to the Ministry giving all the technical and economic information associated with the appraised Discovery and that confirms, in the Contractor's judgment, whether such Discovery is a Commercial Discovery.
5.3.2    This report will include geological and petrophysical characteristics of the Discovery, estimated geographical extent of the Discovery, results of the production tests obtained from the formation, and a preliminary economic study with respect to exploitation of the Discovery.

5.4    Determination of Commerciality
For the purposes of Article 5.3, the Contractor will determine whether it considers that a Discovery or set of Discoveries can be developed commercially. The commercial viability of the Discovery or set of Discoveries will be determined after consideration of all operating, economic, and financial information gathered during performance of the appraisal work program and other sources, including recoverable reserves of Crude Oil and Natural Gas, sustainable Production levels and all other relevant economic factors, according to the generally accepted good practices of the international petroleum industry.
5.5    Presentation and Approval of the Development and Production Plan
5.5.1    If the Contractor considers the Discovery or set of Discoveries to be a Field, it will submit for the approval of the Ministry a development and production plan (the "Development and Production Plan") for that Discovery or set of Discoveries within twelve (12) months following delivery of the report referred to in Article 5.3
5.5.2    The Ministry may propose amendments or modifications to the aforementioned Development and Production Plan, and also to the Development and Production Area that is the object of this Development and Production Plan, giving notice to the Contractor within ninety (90) days following receipt of the plan. Such notification will explain the reasons for the amendments or modifications proposed by the Ministry. In such case, the Ministry and the Contractor will meet as soon as possible to review the proposed amendments or modifications of the Ministry and establish the Development and Production Plan by mutual agreement.
5.5.3    If the Contractor and the Ministry do not reach a written agreement within one hundred eighty (180) days following the submission of amendments and modifications by the Ministry, or the Ministry notifies the Contractor that it does not approve the establishment of a Field, the Field will not be established and any extension granted under Article 2.2.4 with respect to the Discovery or set of Discoveries in question will be deliberated and decided by an internationally recognized expert named by the International Chamber of Commerce in accordance with its Rules for Expertise (ICC Expertise Rules). The decision of the expert will be restricted to whether the rejection by the Ministry of the establishment of a Field or the amendments and modifications to the Development and Production Plan by the Ministry are reasonable and customary and prudent in accordance with generally accepted good practices of the international petroleum industry. The decision of the expert will be final and binding on the Parties, and if it cannot be enforced in accordance with the law of Equatorial Guinea, the only recourse will be to arbitration under Article 26 to arrive at a definitive and binding decision. The expert will determine the above within twenty (20) days from the date of his designation. The costs and expenses of the expert will be paid by the Contractor parties pro-rata to their respective Participation Interests.
5.6    Modifications to the Development and Production Plan
5.6.1    When the results obtained during Development and Production Operations require certain modifications to the Development and Production Plan, the plan may be modified using the same procedure provided for its initial approval. Subject to the provisions of Article 4.4, the Contractor may not incur any expenditure that exceeds the approved Development and Production Plan without prior approval of the Ministry; if prior approval is not obtained, such excess expenditures will not be recoverable by the Contractor as Petroleum Operations Costs or deductible for tax purposes.
5.6.2    During the Development and Production Period, the Contractor may propose to the Ministry revisions to the Development and Production Plan at any time that additional Development and Production Operations are under consideration. Such revisions will be submitted for the Ministry’s approval using the same procedure provided for the initial approval.
5.7    Number of Fields
If the Contractor discovers more than one (1) Field in the Contract Area that are not overlying, adjacent to, or underlying an existing Field, each will be the object of a separate Development and Production Plan, unless the Ministry agrees that the Fields would be better developed with a single Development and Production Plan.

5.8    Extension of the Field beyond the Contract Area
5.8.1    If, during work performed after approval of a Development and Production Plan, it appears that the geographical extent of a Field is larger than the Development and Production Area designated in accordance with Article 5.5, this will be so reported to the Ministry for enlargement of the Field by the Contractor to the additional area, provided that it is included in the Contract Area in effect at that time, and provided that the Contractor provides supporting evidence of the existence of the additional area for which it is applying.
5.8.2    If a Field extends beyond the boundaries of the Contract Area as delimited at any particular time, the Ministry may require the Contractor to exploit such Field in association with the contractor of the adjacent area in accordance with the Hydrocarbons Law and generally accepted good practices of the international petroleum industry.
5.8.3    When the area proposed to be unitized is not subject to any production sharing contract, such area will be the subject of new negotiations between the Parties to achieve an amendment to this Contract, it being understood that any award of an additional area must be in accordance with the Hydrocarbons Law.
5.9    Commencement and Execution of Development and Production Operations
5.9.1    The Contractor will commence Development and Production Operations within six (6) months of the approval date of the Development and Production Plan and will conduct these operations diligently.
5.9.2    The Contractor commits itself to conducting all Development and Production Operations in accordance with generally accepted good practices of the international petroleum industry, this Contract, and the Hydrocarbons Law.
5.10    Duration of the Development and Production Operations
5.10    The duration of the Development and Production Period during which the Contractor is authorized to exploit a Field is twenty-five (25) Years from the date of approval of the Development and Production Plan for the Field.
5.10.2    The Development and Production Period may be extended for an additional period of five (5) Years with prior approval of the Ministry.
5.11    The Contractor's Expenses and Financial Risks
The Contractor commits itself to assuming the expenses and financial risks of all Petroleum Operations required to bring a Field into Production in accordance with the approved Development and Production Plan.
5.12    Mandatory Relinquishment
During the Initial Exploration Period, the Extension Periods, and any additional extensions, the Ministry may, provided it gives at least six (6) months’ notice, require the Contractor to promptly relinquish, without any compensation or indemnification, all of its rights to the area encompassing a Discovery, including any rights to Hydrocarbons that may be produced from such Discovery, if the Contractor:
(a)    has not presented, in accordance with Article 5.2, an appraisal work program and corresponding budget with respect to the Discovery within six (6) months of the date on which the Discovery has been reported to the Ministry; or
(b)    subject to the provisions of Article 13.1 with respect to Unassociated Natural Gas, does not establish the Discovery as a Field within one (1) Year after completion of appraisal work with respect to the Discovery.
5.13    Future Operations

In the event of a relinquishment under Article 5.12, the Ministry may perform or cause to be performed any Petroleum Operations with respect to any Discovery so relinquished without any compensation or indemnification to the Contractor, provided, however, that it will not interfere with the Petroleum Operations undertaken by the Contractor in the part of the Contract Area retained by the Contractor, if any. The Ministry will be permitted to use (free of charge) all facilities and equipment of the Contractor that are not used for continuing Petroleum Operations. If so requested by the Ministry, the Contractor will take charge of all continuing operations on terms and for a fee to be agreed between the Ministry and the Contractor.

ARTICLE 6
CONDUCT OF PETROLEUM OPERATIONS
6.1    Obligations of the Contractor
In accordance with the generally accepted good practices of the international petroleum industry and the Hydrocarbons Law, the Contractor will provide all funds necessary to manage Petroleum Operations in the Contract Area, including buying or leasing all facilities, equipment, materials, and other goods required to carry out such Petroleum Operations. It will also supply all technical and operational expertise, including the use of foreign and national personnel required to implement Annual Work Programs. The Contractor will be responsible for the preparation and implementation of all Annual Work Programs, which will be carried out in accordance with this Contract, the Hydrocarbons Law and generally accepted good practices of the international petroleum industry.
6.2    Joint Operating Agreement
The Contractor will provide the Ministry with a copy of the draft Joint Operating Agreement (JOA) no later than ninety (90) days after the Effective Date, linking the entities making up the Contractor group, and naming the entity designated as the Operator.
6.3    Management of Petroleum Operations
The Contractor will diligently manage Petroleum Operations in accordance with this Contract, the Hydrocarbons Law and the generally accepted good practices of the international petroleum industry.
6.4    Maximum Efficient Production Rate
The Contractor and the Ministry will agree on the Production programs before Production begins in any Field and establish at that time the Maximum Efficient Production Rate for the Field, and will decide the dates on which the levels will be re-examined and potentially revised.
6.5    Working conditions
The Contractor will provide acceptable working conditions and access to medical attention and nursing care for all of its local and international personnel and those of its subcontractors that are working offshore and on land during Petroleum Operations. The Contractor will also provide living quarters for national or international personnel based on offshore installations and an additional housing allowance in the remuneration of land-based personnel.
6.6    Discovery of other minerals
The Contractor will promptly notify the Ministry of the discovery of other minerals or substances in the Contract Area. If any Persons are granted a permit or license within the Contract Area for the exploration and exploitation of any minerals or substances other than Hydrocarbons, the Ministry will take all reasonable measures to ensure that the operations of such Persons do not obstruct the Contractor's Petroleum Operations. The Contractor will use all reasonable efforts to avoid obstructing the operations of such permit holders or licensees.

6.7    Awarding of Contracts
6.7.1    The Contractor will award all contracts in accordance with the National Content Regulation promulgated by the Ministry in Ministerial Order No. 1/2014 of 26 September 2014, to the best qualified subcontractor or other Person, including Affiliates of the Contractor, as determined by cost and ability to comply with the provisions of the contract, provided the Contractor complies with Article 23.1.
In all Material Contracts, the Contractor will:
(a)    call for bidding on the contract;
(b)     give preference to national companies the Contractor considers qualified;
(c)    before awarding a contract, send a notification to the Ministry reporting that the Contractor intends to present an offer for the contract;
(d)    include the national companies on a list supplied by the Ministry and that the Contractor considers competent, on the list of bidders for the contract;
(e)    add any Persons to the list so requested by the Ministry;
(f)    complete the bidding process within a reasonable time;
(g)    consider and analyze the details of the bids received;
(h)     prepare a competitive bid analysis and present to the Ministry stating the Contractor’s recommendation as to the Person to whom the contract should be awarded, the reasons, and the technical, commercial, and contractual terms to be agreed upon;
(i)    obtain the approval of the Ministry that will be considered as conceded if there is no response to a request for approval thirty (30) Days after receipt of a written request; and
(j)    provide the Ministry with a copy of the final executed contract.
All amendments and/or variations to a Material Contract will require the prior approval of the Ministry, approval that will be considered as conceded if there is no response to a request for approval thirty (30) Days after receipt of a written request.
6.7.2    To the extent that the Contractor imports and/or uses any services, materials, equipment, consumables, and other goods from outside Equatorial Guinea in conscious contravention of this Article or Article 23.1, or otherwise enters into a contract in contravention of these Articles, the costs will not be Petroleum Operations Costs and will not be costs that the Contractor can recover.
6.7.3    Together with the Annual Work Program, the Contractor will submit to the Ministry a list of the types of contracts or agreements for services that the Contractor foresees entering into during that Year, as well as details of those entered into in the previous Year. This list will include the value of those contracts, as well as the corporate names, addresses, and telephone numbers where all the subcontractors of the Contractor and other Persons who have entered into these contracts. In addition, the Contractor will present to the Ministry Quarterly a detailed list, including the corporate names, addresses, and telephone contacts of the Contractor’s subcontractors and other Persons who have provided goods or services to the Contractor for the conduct of Petroleum Operations during the relevant Quarter.
6.8    Inspection of Petroleum Operations
6.8.1    All Petroleum Operations may be inspected and audited by the Ministry at such intervals as the Ministry considers necessary; nevertheless, only in exceptional cases will this be done outside regular working hours. The duly commissioned representatives of the Ministry will have the right, among others, to monitor Petroleum Operations and inspect all equipment, facilities, and materials relating to Petroleum Operations, provided that any such inspection will not unduly delay or impede Petroleum Operations, nor demand the use of housing necessary for operating personnel. The representatives of the Ministry inspecting and monitoring Petroleum Operations will comply with the safety standards of the Contractor, and whenever possible, will do so without incurring extra expenses for the Contractor.
6.8.2    For purposes of allowing exercise of the rights mentioned in the paragraph above, the Contractor will provide reasonable assistance to the representatives of the Ministry, including transportation and accommodation, when these are under the control of the Contractor. The Ministry will pay all expenses of transportation and housing of third parties, with the exception of what is established in Article 6.8.3,
6.8.3    In accordance with the Petroleum Regulations, all reasonable costs directly related to the technical inspection, verification, and audit of Petroleum Operations, or related to the exercise of the Ministry's rights under this Contract or the performance of the Contractor's obligations will be at the expense of the Contractor Payments under this Article 6.8.3 will be made to the State and are recoverable as Petroleum Operations Costs in accordance with this Contract, including:
(a)    outbound and return travel expenses for trips outside Equatorial Guinea;
(b)    local public transportation, when transportation in accordance with Article 6.8.2 is not available;
(c)    housing, when this is necessary to carry out official tasks and is not supplied under Article 6.8.2; and
(d)    per diems, which will be adjusted in accordance with the amounts assigned to the classification of each agent of the Ministry as published in the general budget law of the State approved each Calendar Year, applicable to all companies in the Hydrocarbons extraction sector of Equatorial Guinea.
All travel expenses in (a) and (b) and accommodations in (c) above shall be arranged by Contractor and Contractor shall pay directly to the service providers such costs. As a consequence of the payment of the per diems noted above in (d), Contractor shall not make any payments to or on behalf of any Government of Equatorial Guinea travellers in relation to meals or other incidental or miscellaneous costs incurred by such travellers during such travel, and all such costs shall be for the sole account of such travellers.
6.9    Supply of information to the Ministry:
6.9.1    The Contractor will keep the Ministry fully informed of the performance and status of Petroleum Operations, supplying information at reasonable intervals and as required under this Contract, and about all accidents or emergencies that may have occurred during these operations. Furthermore, the Contractor will provide the Ministry with all documentation and information that is required to be provided under this Contract and the Hydrocarbons Law and that may be requested by the Ministry from time to time.
6.9.2    The Contractor will keep the Ministry informed on a daily basis of the volumes of Hydrocarbons produced in the Contract Area.
6.10    Production of energy for own use
If the national power grid is available to the Contractor for its onshore Petroleum Operations, the Contractor will connect to that network and will not produce any energy for its own use except to the extent that national production or transmission of energy is insufficient or not sufficiently reliable for the Contractor's needs to carry out Petroleum Operations. In such case, the energy produced will not be sold to any Person. The Contractor may utilize the quantities of Crude Oil and/or Natural Gas as fuel in its offshore Petroleum Operations or for the transport of Hydrocarbons to an onshore location.
6.11    Equipment standards
The Contractor will ensure that all equipment, plants, installations, and materials it uses comply with the Hydrocarbons Law and generally accepted engineering standards, and that they have been duly constructed and are maintained in good condition.
6.12    Contractor's care and the environment
6.12.1    The Contractor will take all necessary and prudent steps in accordance with generally accepted good practices of the international petroleum industry, the Hydrocarbons Law, and this Contract to:
(a)prevent pollution and protect the environment and living resources;
(b)ensure that any Hydrocarbons discovered or produced in the Contract Area are handled in a safe manner for the environment;
(c)avoid causing damage to overlying, adjacent, and/or underlying formations that contain Hydrocarbon deposits;
(d)prevent the ingress of water via Wells into strata that contain Hydrocarbons that are not specified in an approved Development and Production Plan;
(e)avoid causing damage to overlying, adjacent, and/or underlying aquifers;
(f)ensure that Petroleum Operations are carried out in accordance with this Contract, the Hydrocarbons Law, and all other laws of Equatorial Guinea;
(g)take the precautions necessary to protect maritime transportation and the fishing industry, and to avoid contamination of the ocean and rivers;
(h)drill and exploit each Field in a manner consistent with the approved Development and Production Plan for protection of the interests of Equatorial Guinea; and
(i)ensure that damages caused by Petroleum Operations to Persons and property are promptly, fairly, and fully compensated.
6.12.2    If the Contractor's actions result in any pollution or damage to the environment, any Person, living resources, property or other type of damage, the Contractor will immediately take all prudent and necessary measures to remedy such damages and its effects and/or those measures the Ministry may order. If the pollution or damage is caused as a result of the Negligence of the Contractor, its subcontractors, or any Persons acting on its or their behalf, all costs related to that pollution or damage will not be recoverable as Petroleum Operations Costs. If the Contractor does not act promptly to control or clean up any pollution or repair any damage caused, the Ministry may, after giving the Contractor reasonable notice in the circumstances, carry out the actions that are prudent or necessary in accordance with this Article and Article 4.5 and all reasonable costs and expenses of those measures will be at the expense of the Contractor and will not be recoverable as Petroleum Operations Costs.
6.12.3    If the Ministry determines that any works or installations built by the Contractor or any activity undertaken by the Contractor threatens the safety of any Persons or property or causes pollution or harm to the environment, the Ministry will promptly advise the Contractor of its determination, and may require the Contractor to take all appropriate mitigating measures, consistent with generally accepted good practices of the international petroleum industry, to repair any damage caused by the Contractor's conduct or activities. Furthermore, if the

Ministry considers it necessary, it may demand that the Contractor suspend the affected Petroleum Operations totally or partially until the Contractor has taken the appropriate mitigating measures or repaired any damage.
6.12.4    The Contractor will undertake comprehensive environmental impact assessment studies before, during, and after drilling operations. The Contractor will assume the costs of these studies and the costs will be recoverable This requirement is mandatory and the first study will be presented to the Ministry before drilling starts on the first Well in the Contract Area. However, an environmental impact assessment must also be completed before any seismic work in especially sensitive areas environmentally specified by the State.
6.13    Reinjection and Natural Gas Flaring
The Natural Gas that the Contractor does not develop in accordance with this Contract and the Hydrocarbons Law or use in its own operations within the Contract Area will be reinjected into the structure of the subsoil. All costs of the reinjection will be recoverable as Petroleum Operations Costs. Notwithstanding the foregoing, the Ministry may authorize the combustion of Natural Gas for short periods of time in accordance with the Hydrocarbons Law. The Contractor will compensate the State for unauthorized volumes of gas flared. All such Natural Gas not used in Petroleum Operations by the Contractor or not developed in accordance with this Contract and the Hydrocarbons Law will remain the sole property of the State.
6.14    Design and identification of Wells
6.14.1    The Contractor will conform to the good practices generally accepted in the international petroleum industry in the design and drilling of Wells, including their casing and cementation.
6.14.2    Each Well will be identified by a name or number agreed on with the Ministry, which will be indicated on all maps, plans and other similar records produced by or on behalf of the Contractor.

6.15    Vertical Projection Wells
No Well may be drilled to an objective outside the vertical projection of the boundaries of the Contract Area. Directional Wells drilled within the Contract Area from adjacent terrain not covered by this Contract will be considered for all purposes of this Contract as Wells drilled from territory included in the Contract Area, and whose drilling may only be undertaken with the prior approval of the Ministry, and on the terms and conditions the Ministry may establish. No part of this Article intends or may be interpreted as conceding a right of lease, license, servitude or any other right that the Contractor must obtain from the Ministry or other Persons.
6.16    Notification of Drilling Commencement
The Contractor will notify the Ministry at least ten (10) Working Days before drilling any Well established in an approved Annual Work Program and corresponding Annual Budget, or before resuming work on any Well where work has been suspended for more than six (6) months.
6.17    Construction of installations
The Contractor will build and maintain all installations necessary to properly comply with this Contract and carry out Petroleum Operations. The Contractor will request authorization from the Ministry and/or other applicable governmental authorities to occupy land necessary for the exercise of corresponding rights and obligations in accordance with this Contract. This authorization will be ruled by the provisions of Article 6.19, the Hydrocarbons Law, and other applicable laws of Equatorial Guinea. The Contractor will repair all damages caused by such circumstances.
6.18    Occupation of Land
6.18.1    In order to carry out Petroleum Operations, the Contractor will have the right to:
(a)    subject to the provisions of Articles 6.17 and 6.18.2, occupy the land necessary to carry out Petroleum Operations and connected activities, as stipulated in items (b) and (c) of this Article, including housing of personnel;
(b)    undertake or procure the undertaking of any infrastructure work necessary in normal technical and economic conditions for the carrying out of Petroleum Operations and associated activities such as transport, storage of equipment, materials and extracted substances, establishment of telecommunications equipment and communication lines necessary to carrying out Petroleum Operations at installations located both offshore and on land;
(c)    realize or ensure realization of the work necessary to supply water for personnel and installations in accordance with water supply regulations; and
(d)    extract and use or ensure the extraction and utilization of resources (other than Hydrocarbons) from the subsoil necessary for the activities stipulated in paragraphs (a), (b) and (c) above in accordance with applicable regulations.
6.18.2    Occupation of land as mentioned in Article 6.18.1 will become effective after the Ministry or other appropriate governmental authority approves the request submitted by the Contractor indicating and detailing the location of such land and how the Contractor plans to use it, taking the following into consideration:
(a)    if the land belongs to the State, the State will grant it to the Contractor for occupation and to build its fixed or temporary installations during the term of this Contract for a fee and on terms to be agreed and this amount will be considered a Petroleum Operations Cost;
(b)    if the land is private property by traditional or local right according to the Property Registry of Equatorial Guinea, then (i) if the occupation is merely temporary or transitory, or for right of way, the Contractor will reach an agreement with the relevant property owner and the property owner will reach an agreement with any occupant, tenant, or possessor with respect to the rental to be paid, and the resulting amounts will be considered recoverable Petroleum Operations Costs, or (ii) if the occupation is permanent, the Contractor will reach an agreement on matters related to the property's acquisition with the owner in question, and such amounts will be considered Petroleum Operations Costs;
(c)    if the Contractor and the relevant property owner or occupant, tenant, or possessor do not reach an agreement about the matters mentioned in paragraph (b) above, the Ministry will act as mediator between them, and if mediation fails to produce resolution of the case, the dispute will be resolved by the courts of Equatorial Guinea, unless recourse is had to the procedure described in paragraph (d) below;
(d)    the State may expropriate the land, subject to prior publication of a decree of compulsory expropriation followed by a fair and reasonable appraisal of the land by an expert appraiser. In such event, the Contractor will compensate the expropriated property owner in accordance with the value determined by the expert appraiser if the State has not done so; such amounts will be considered recoverable Petroleum Operations Costs;
(e)    relinquishment, in whole or in part, of the Contract Area, will not affect the Contractor’s rights under Article 6.18.1 to carry out building work and construction of installations, provided that such work and installations are directly related to other activities of the Contractor in the remainder of the Contract Area, as in the case of partial relinquishment, or covered by another production sharing contract.
6.19    Residence of personnel
No restrictions will be imposed on the entry, residence, free circulation, employment, and repatriation of the Contractor's personnel and those of its subcontractors, the family of such personnel, or the belongings of such personnel and their families, provided the Contractor and its subcontractors comply with all applicable laws, including, among others, the labor and social law of Equatorial Guinea. The State commits to expediting without delay the entry, work, or residence permits or other permits or authorizations that may be required by the personnel of the Contractor or any subcontractor in accordance with the Laws of Equatorial Guinea.
6.20    Collaboration of the Ministry
The Ministry will collaborate with the Contractor and its subcontractors in obtaining all administrative authorizations and licenses as may reasonably be necessary for proper execution of Petroleum Operations under this Contract.
6.21    Opening a branch.
In accordance with Article 20 of the Hydrocarbons Law, the Contractor (with the exception of the National Company) will, to the extent that it has not already done so, open a branch of a local or foreign company in Equatorial Guinea within six (6) months following the Effective Date, which will, subject to Article 120 of OHADA, continue as a foreign or local company as each member of the Contractor (with the exception of the National Company) chooses, with its presence established in Equatorial Guinea during the entire term of this Contract. This branch office will always be staffed by at least one (1) representative having sufficient authority to make decisions on behalf of the Contractor.
6.22    Offices
After approval of the first Development and Production Plan, the Operator, at the expense and responsibility of the Contractor (with the exception of the National Company) will, to the extent that it has not already done so, construct a building for its offices in Equatorial Guinea using modern and permanent materials and of an appropriate size and design, as approved by the Ministry. All costs related to such construction will be recoverable as Petroleum Operation Costs under this Contract. Once construction costs have been recovered by the Contractor, the property will be owned solely by the State and the Contractor will have the right to continue to use it for offices during the term of this Contract. When the Contractor has recovered the costs of constructing the building, it will negotiate renting the building with the State. This rent will be market price.
6.23    If, in connection with Contractor’s performance of its obligations under this Contract or for the negotiation of this Contract prior to the Effective Date, or if circumstances emerge regarding this Contract other than as provided in this Article 6.23, any employee or official of the State, including the Ministry’s personnel and GEPetrol, is required to travel to any location outside the Republic of Equatorial Guinea or as set out in Article 6.8.3, and the State agrees, through the Ministry, to permit such employee or official to travel for such purposes, Contractor agrees, subject to the prior mutual agreement of the Parties to such travel, to pay the following amount to the Ministry, on behalf of the State, for the travel expenses related to the participation of such employees or officials:
(a)    the actual expenses incurred for travel to the location outside of the Republic of Equatorial Guinea and for travel to return to the Republic of Equatorial Guinea and lodging of such employees or officials at the foreign location, and
(b)     to pay to the Ministry, on behalf of the State, the per diem as provided in the Budget Law in force for such employee or official, for each day such employee or official is out of the Republic of Equatorial Guinea in accordance with the request of Contractor;
As requested by the Ministry, for travel approved by Contractor in advance, Contractor agrees:
A.As a consequence of the payment of the per diems noted above, Company shall not make any payments to or on behalf of any Government of Equatorial Guinea travellers in relation to meals or other incidental or miscellaneous costs incurred by such travellers during such travel, and all such costs shall be for the sole account of such travellers.
B.The Parties agree that all payments made pursuant to this Article 6.23 by Contractor to the Ministry, on behalf of the State, and to the provider of services, shall be recoverable expenses under the Contract as Petroleum Operations Costs. The Parties further agree that in relation to all payments made pursuant to this Article 6.23, Contractor is neither seeking nor shall it gain any business or business advantage from the Ministry or the Government of the Republic of Equatorial Guinea as a result of making such payments.
The amounts contemplated pursuant to this Article 6.23 shall be payable by Contractor by wire transfer made out to the Ministry in the resulting total amount. Notwithstanding the foregoing, with respect to the actual travel and lodging expenses provide by Article 6.23(a), Contractor may choose to pay such amounts directly to the provider of such services for travel and lodging. The sums paid by Contractor pursuant to this Article 6.23 will be included as cost recoverable Petroleum Operations Costs. As a consequence of the payment of the amounts noted above, Contractor shall not make any payments to or on behalf of any Government employee or official in relation to meals or other incidental or miscellaneous costs incurred by such employee or official during such travel, and all such costs shall be for the sole account of such employee or official.

ARTICLE 7
ROYALTIES, RECOVERY OF PETROLEUM OPERATION COSTS, AND DISTRIBUTION OF PRODUCTION
7.1    Royalties
7.1.1    The Contractor will pay Royalties to the State from the first day of Production based on the daily Total Disposable Production from a Development and Production Area. The calculation will be determined according to the following table applicable for each tranche:
        Daily Total Disposable Production        Royalty
            (Barrels per day)             (%)

0 to 40,000     13%
    40.001 to 80,000    14.5%
    80,001to 120,000    15%
More than 120.000    16%

7.1.2    The percentage that corresponds to the level of Production will be applied directly. Thus, for example, for a Production level of ninety thousand (90,000) Barrels per day, fifteen percent (15%) would be paid, and the Royalty would be thirteen thousand and five hundred (13,500) Barrels.
7.2    Cost-Recovery Oil
7.2.1    After deducting Royalties, the Contractor will be entitled to up to seventy percent (70%) of the Total Disposable Production remaining in any Calendar Year for recovery of its Petroleum Operations Costs (“Cost Recovery Oil").
7.2.2    The value of the portion of Total Disposable Production assigned to the Contractor’s recovered Petroleum Operations Costs will be determined in accordance with Article 10.
7.2.3    If, during any Calendar Year, the Petroleum Operations Costs not yet recovered by the Contractor in accordance with this Contract exceed the value of the maximum amount of available Cost Recovery Oil, the portion of Petroleum Operations Costs not recovered in the Calendar Year will be carried forward to the following Calendar Year for recovery purposes.
7.3    Net Crude Oil
The quantity of Total Disposable Production remaining every Calendar Year after deduction of Royalties and Cost Recovery Oil will hereinafter be referred to as Net Crude Oil, which will be shared between the State and the Contractor in the following proportions:

Total Accumulated Production (Million Barrels)	State Participation (%)	Participation of the Contractor
Less than or equal to 70	20%	80%
More than 70 and less than or equal to 150	30%	70%
More than 150 and less than or equal to 220	35%	65%
More than 220 and less than or equal to 300	40%	60%
More than 300 and less than or equal to 400	45%	55%
More than 400	50%	50%

7.4    Delivery of State's Participation
The share of the Crude Oil belonging to the State, in accordance with Articles 7.1 and 7.3, will be delivered to and accepted by the State or the Person it designates at the Delivery Point. The Contractor will be free from all responsibility with respect to this Crude Oil from the time it has been delivered. However, the State may require the Contractor to purchase all or part of the State’s share of Total Disposable Production, subject to the provisions of Article 7.5
7.5    Price Obtained by the Contractor
7.5.1    If, in accordance with Article 7.4, the State requires the Contractor to purchase its share of Crude Oil, the State will advise the Contractor of its next scheduled shipment at least three (3) months in advance, and the Ministry and the Contractor will mutually agree on the terms and conditions of the sale. If three (3) months’ advance notice is not given, or agreement is not reached on the terms and conditions of the sale, the Contractor will not be obligated to buy the Crude Oil
7.5.2    The Ministry will have the right to compare the price for its Crude Oil obtained from the Contractor with quotations from similar markets. If it is shown that the price obtained from the Contractor differs substantially from the quotations in similar markets, the Ministry will have the right to evaluate the Contractor’s sales and marketing operations, and if justified, to cancel any contract of sale between the State and the Contractor with respect to sales after the date on which it becomes aware of the situation, as well as also having the right to market Crude Oil on its own, without prejudice to any right that the State has against the Contractor.
7.6    Export of the Contractor's Share
Subject to Article 12 and the Hydrocarbons Law, each Party making up the Contractor has the right to take, receive, and freely export its share of Net Crude Oil and Cost Recovery Oil, provided it uses the services of an Equatoguinean Crude Oil maritime transport company, an international company associated with the National Company or any other local business that is able to provide the services under conditions that are internationally competitive in terms of price, quality, terms of payment, and availability. If such enterprises do not exist, or cannot offer competitive terms with respect to price, quality, terms of payment, and availability, each of the Parties making up the Contractor will have the right to freely take, receive, and export its share of the Net Crude Oil and Cost Recovery Oil through internationally available suppliers.
7.7    Transfer of Ownership
Ownership of the Contractor’s portion of Net Crude Oil and Cost Recovery Oil will pass to the Contractor at the Delivery Point.

ARTICLE 8
PARTICIPATION INTERESTS
8.1    Responsibility for Petroleum Operations Costs
Subject to Article 8.2, the Parties making up the Contractor will fund, pay, and carry all costs and expenses for Petroleum Operations under this Contract and the Joint Operating Agreement in the proportions established in Article 1.3. Each of the Parties that constitute the Contractor will be represented on the operating committee under the Joint Operating Agreement (JOA), and will have voting rights as the agreement provides.
8.2    Participation Interest of the State through the National Company under Chapter XVIII of the Hydrocarbons Law.
8.2.1    The Carried Participation of the National Company will be carried and paid in its totality by the Parties that make up the Contractor (with the exception of the National Company) ("Paying Parties") in accordance with the provisions of Article 1.3.1. After the End Point of the Carry-Forward, the National Company will totally pay all costs and obligations that arise that are attributable to its Participation Interest, the same as other members of the Contractor.
8.2.2     The costs, expenses, and obligations contracted by each Paying Party in relation to its payments and obligations for the Carried Participation of the National Company will be recoverable by the Paying Parties by virtue of this Contract and the Hydrocarbons Law. The Paying Parties will recover the costs and expenses associated with the Carried Participation of the National Company only from fifty-five percent (55%) of the Cost Recovery Oil attributed to the Carried Participation of the National Company. The National Company is entitled to forty-five percent (45%) of the Cost Recovery Oil until the Paying Parties have been completely reimbursed for the cost of the Carried Participation of the National Company.

ARTICLE 9
TAXES
9.1    Payment of Taxes
    Except as otherwise provided in this Contract, the Contractor, its subcontractors, and their respective employees, agents, consultants, and other personnel will be subject to the Tax Law and all regulations passed in accordance with it, as well as CEMAC and other tax and customs laws of Equatorial Guinea.

ARTICLE 10
VALUATION OF CRUDE OIL
10.1    Calculation of Market Price
10.1.1    The selling price per unit of Crude Oil under this Contract will be the FOB market price at the Delivery Point, expressed in Dollars per Barrel and calculated in accordance with this Article 10.1 (the “Market Price”). A Market Price will be established for each type of Crude Oil or Crude Oil blend, according to this Article 10.1.
10.1.2    The Market Price applicable to all liftings of Crude Oil sold to third parties in market conditions during a Quarter will be the agreed to sales price, adjusted, if necessary, to reflect differences in the quality, gravity, delivery conditions, and terms of payment.
10.1.3    Before the period when the Argus Crude Report quotes a price for the Field from which the Crude Oil is sold, the Market Price applicable to all liftings of Crude Oil sold to a Contractor’s Affiliate and subsequently sold to a third party will be the value received under the contract in market conditions with that third party, adjusted, if necessary, to reflect differences in the quality, gravity, delivery conditions, and terms of payment. If there is no Argus Crude Report quote for the Crude Oil produced, the Contractor and the Ministry will meet to establish a differential related to a marker of Crude Oil quoted in Argus Crude Reports to reflect the difference in quality and the commercial differences. The meeting will take place six (6) months after the introduction onto the market, and all parties constituting the Contractor who participate in the commercialization of the Crude Oil during this six (6) month period will participate in the meeting with the Ministry.
10.1.4    The Market Price applicable to all Crude Oil liftings sold to a Contractor's Affiliate after a quoted price has been established for one Quarter will be calculated by adding the average of the high and low Dated Brent quotes according to publication in five (5) consecutive editions of the Platts Bulletin of the crude oil market (including all corrections) after the date of the shipment's bill of lading to the average differential between Crude Oil sold and Dated Brent quotes that are published in the Argus Crude Report for the period beginning the fifteenth (15th) day and ending the last day of the Month of the cargo's marketing (inclusive). This is expressed in the following formula:
Price = A + B, where:
A =     average of the high and low Dated Brent quotes, according to publication in five (5) consecutive editions of the Platts Bulletin of the crude oil market (including all corrections) after the date of the bill of lading.
B =     average differential between the quality of Crude Oil sold and Dated Brent quotes published in the Argus Crude Report for the period beginning the fifteenth (15th) day and ending the last day of the Month of the cargo's marketing (inclusive).
    If the qualities of Crude Oil produced from the Field do not correspond, within tolerable limits, a 'C' adjustment will be created that takes into account the differences associated with those qualities that do not coincide with A and B. In this case, the Market Price formula will be amended as follows:
        Price = A + B + C
If the Crude Oil used to calculate the Market Price is no longer quoted, the Ministry and the Contractor will agree on which Crude Oil is closest to the Crude Oil that is no longer quoted, in order to calculate the Market Price.
10.1.5    The Market Price applicable to all liftings of Crude Oil for one Quarter equals the weighted average of the prices obtained by the Parties constituting the Contractor (with the exception of the National Company) for Crude Oil sold and valued in accordance with Articles 10.1.2, 10.1.3, and 10.1.4
10.1.6    The following transactions will be excluded from calculation of the Market Price:
(a)    sales between the providers of Crude Oil and the local market; and
(b)    sales for consideration other than payment in a freely convertible currency and sales wholly or partially made for reasons different from the usual economic incentives involved in Crude Oil sales on the international market (such as exchange contracts).
10.2    Disagreements about the Market Price
10.2.1    The Contractor and the Ministry will agree on the Market Price in accordance with this Article 10; if they are unable to agree on any matter concerning the Market Price, either the Contractor or the Ministry may serve the other with a dispute notice. Within seven (7) days of the date of the dispute notice, the Ministry will establish a committee of two (2) Persons of which the Minister of Mines and Hydrocarbons or his delegate will be the President, and the other committee member will be a representative designated by the Contractor to represent it. The committee will meet and make a decision resolving any dispute under this Article 10 within thirty (30) days of the date of the dispute notice. The committee will decide the controversy unanimously.
10.2.2    If the committee has not reached a unanimous decision within the aforementioned thirty (30) day period, the dispute will be decided by an internationally recognized expert named by the International Chamber of Commerce in accordance with its Rules for Expertise (ICC Expertise Rules). The decision of the expert will be final and binding on the Parties, and if it cannot be enforced in accordance with the law of Equatorial Guinea, the only recourse will be to arbitration under Article 26 to arrive at a definitive and binding decision. The expert will determine the Market Price in accordance with the provisions of this Article 10 within twenty (20) days from the date of his designation. The costs and expenses of the expert will be paid by the Contractor parties pro-rata to their respective Participation Interests and the Contractor’s share will not be recoverable as Petroleum Operations Costs.
10.2.3    While the determination of the Market Price for a Quarter is pending, the Market Price provisionally applicable to a Quarter will be the Market Price of the preceding Quarter. Any necessary adjustment will be made no later than thirty (30) days after determination of the Market Price for the Quarter in question
10.3    Period for payment of the Market Price to the State if the Contractor commercializes the State's Crude Oil.
Subject to Article 7.5, when the Contractor markets Crude Oil belonging to the State for the State and the period of payment is not individually established in a crude marketing agreement with the State, within ten (10) days of each shipment, the Contractor will provide the Ministry with full details of the prices obtained from the sale of each shipment of State Crude Oil and will forward to the State all amounts of such sales within fourteen (14) days of receiving them.

10.4    Auditing the Market Price
The Ministry will have the right to audit and verify that the price obtained by the Contractor for each shipment of Crude Oil has been the price determined in accordance with this Contract. The Ministry will have the right to evaluate the marketing practices of the Contractor during a period of two (2) Years from the transaction date, and require the Contractor to pay the State for the difference between the price actually obtained and the Market Price determined in accordance with this Article 10. Differences with respect to the Market Price will be resolved as established in Article 10.2.

ARTICLE 11
BONUSES AND SURFACE LEASES
11.1    Contract signing bonus
The Contractor will pay the State a signing bonus of one and one half million Dollars ($1.5MM) within thirty (30) days of the Effective Date.
11.2    Commercial Discovery Bonus
On the date the Contractor notifies the Ministry for the first time that it considers a Discovery to be a Commercial Discovery in compliance with the provisions of Article 5.4, the Contractor will pay the State the sum of one and one half million Dollars ($1.5MM).
11.3    Production Bonuses
The Contractor will pay the State the following amounts as Production Bonuses:
(a)    two and one half million Dollars ($2.5MM) on the date Production of Crude Oil begins from a Development and Production Area;
(b)    two and one half million Dollars ($2.5MM) when daily Production from a Development and Production Area first averages twenty thousand(20,000) Barrels per day for a period of sixty (60) consecutive days;
(c)    two and one half million Dollars ($2.5MM) when daily Production from a Development and Production Area first averages forty thousand (40,000) Barrels per day for a period of sixty (60) consecutive days;
(d)    four million Dollars ($4MM) when daily Production from a Development and Production Area first averages sixty thousand(60,000) Barrels per day for a period of sixty (60) consecutive days;
(e)    six million Dollars ($6MM) when daily Production from a Development and Production Area first averages one hundred and twenty thousand (120,000) Barrels per day for a period of sixty (60) consecutive days; and
These payments will be made within thirty (30) days of the date that the obligation is generated.
11.4    Surface leasing
11.4.1    The Contractor will pay the State the following annual surface lease amounts:
(a)    one Dollars ($1) annually per hectare of the Contract Area, or part thereof, during the Initial Exploration Period, the Extension Periods, or any extension of them; or

(b)    two and one half Dollars ($2.5) annually per hectare for each Development and Production Area, for each Calendar Year or part thereof, during the term of the relevant Development and Production Period.
11.4.2    For the Calendar Year in which this Contract is signed, the surface lease payment established in Article 11.4.1(a) will be prorated from the Effective Date through 31 December of such Calendar Year and will be paid within thirty (30) days after the Effective Date. For succeeding Calendar Years, the surface lease payments established in Article 11.4.1(a) will be paid in advance not less than thirty (30) days before the beginning of each Calendar Year.
For the Calendar Year in which any Development and Production Area is granted, the surface lease payment established in Article 11.4.1 (b) will be prorated from the date on which such Development and Production Plan is approved to 31 December of that Calendar Year, and the additional sum will be paid within thirty (30) days after the approval of the Development and Production Area. For succeeding Calendar Years the surface lease payment established in Article 11.4.1(b) will be paid within thirty (30) calendar days after the beginning of each Calendar Year.
11.4.3    Surface lease payments will be calculated based on the surface of the Contract Area, and where applicable, of a Development and Production Area occupied by the Contractor on the date these surface leases are paid. To avoid doubt, this will exclude the surface of any relinquished areas. In the event of relinquishments made during a Calendar Year, the Contractor will have no right to be reimbursed for the surface lease payments already made.

ARTICLE 12
OBLIGATIONS TO SUPPLY THE NATIONAL MARKET
12.1    Obligation to supply
In accordance with the Hydrocarbons Law, the Contractor will make meeting the needs of domestic Hydrocarbon consumption in Equatorial Guinea a priority without the obligation to assume oil investment to produce a progressive increase in production for domestic consumption. For this purpose, and in accordance with the provisions of Articles 86 and 87 of the Hydrocarbons Law, if the State so requests, the Parties constituting the Contractor (other than the National Company) will sell a portion of their Net Crude Oil and/or Net Natural Gas to the State at the Delivery Point for internal consumption in the country. The price of Natural Gas for internal consumption under Articles 86 and 87 of the Hydrocarbons Law will be established in accordance with Article 49 of the Hydrocarbons Law.
12.2    Ministry Notification
No later than the first day of October of each Calendar Year, the Ministry will notify the Parties constituting the Contractor (other than the National Company) of the quantities of Crude Oil and/or Natural Gas that it wishes to purchase under this Article 12 for the subsequent Calendar Year, when this right has not been waived under Article 12.3. The Crude Oil and/or Natural Gas will be delivered to the State or to the beneficiary designated by the State during that Calendar Year, according to procedures to be agreed on between the Ministry and the Contractor.

12.3    Conditions under which the rights under Article 12.1 can be waived
Before submission of a Development and Production Plan under Article 5.5, the Contractor will prepare an evaluation of reserves to determine the range of proved and certified Natural Gas reserves in the Development and Production Area.
In cases where long term Natural Gas sales contracts are necessary to finance the project that is the object of the Development and Production Plan, the government will evaluate and report whether it waives Article 12.1. The Contractor will have no obligation to carry out the Natural Gas Development and Production Operations if this waiver is not conceded.

ARTICLE 13
NATURAL GAS
13.1    Non-Associated Natural Gas
13.1.1    In the event of a Non-Associated Natural Gas Discovery, the Contractor will comply with the provisions of Article 5.2. However, if the Appraisal work program presented by the Contractor following the Discovery of Non-Associated Natural Gas has a duration exceeding that of the Initial Exploration Period or any of its extensions, the Contractor may request from the Ministry an extension of the relevant Exploration Period with respect to the Appraisal Area related to such Discovery for a period of up to four (4) Years starting from the expiration of the Initial Exploration Period or any of its Extension Periods, as appropriate. The Contractor will request the aforementioned extension at least sixty (60) days before the expiration of the period in question.
13.1.2    If the Contractor considers that the Non-Associated Natural Gas Discovery does not warrant Appraisal or further Appraisal, in conformity with the provisions of Article 5.12, the Ministry may, with ninety (90) days’ advance notice, require the Contractor to waive all of its rights over the Appraisal Area where the Discovery is located.
13.1.3    If the Contractor’s Appraisal Report pursuant to Article 5.3 indicates that the Non-Associated Gas Discovery is not a Commercial Discovery , whether (i) as an autonomous discovery, or (ii) together with potential but undrilled accumulations in the Contract Area during the Extended Exploration Period, or (iii) together with Natural Gas discovered but not developed in a nearby area, the Ministry may, with ninety (90) days’ advance notice, require the Contractor to waive all of its rights over the Appraisal Area, except for any areas that may overlap with other Discoveries notified by Contractor. In case of a Commercial Discovery, the Contractor will be obligated to comply with the provisions of Article 5.5 and those of Article 73 of the Hydrocarbons Law.
13.1.4    If the Contractor is required to waive its rights under Article 13.1.2 or Article 13.1.3, it will be understood that the Contractor waives all its rights to the Hydrocarbons that this Non-Associated Natural Gas Discovery may produce, and the State will be empowered to carry out or have carried out all the Petroleum Operations relating to this Discovery, without compensation or indemnification to the Contractor, provided, however, that such work will not prejudice execution of the Contractor's other Petroleum Operations.
13.2    Associated Natural Gas
13.2.1    In the event that a Discovery of Crude Oil is considered to be a Commercial Discovery, the Contractor will state in the report referred to in Article 5.3 whether it considers that the Production of Associated Natural Gas is likely to exceed the quantities necessary for the requirements of Petroleum Operations relating to the Production of Crude Oil (including reinjection operations), and whether it considers that such excess is capable of being produced in commercial quantities. If the Contractor has informed the Ministry of the excess, the Ministry and the Contractor will jointly assess the possible markets and uses for this excess Associated Natural Gas.

13.2.2    In the event the Contractor should decide that Development of the excess Associated Natural Gas is justified, the Contractor will indicate all additional facilities necessary for the Development and Production of the excess in the Development and Production Plan, and its estimate of the related costs. The Contractor will then proceed with Development and Production of the excess in accordance with the Development and Production Plan presented to and approved by the Ministry under Article 5.5. A similar procedure will be applied if the sale or marketing of Associated Natural Gas is agreed on during the Production of a Field.
13.2.3    If the Contractor does not consider exploitation of the excess Associated Natural Gas justified and if the State at any time wishes to utilize it, the Ministry will notify the Contractor of the State's wish, in which event:
(a)    the Contractor will put all or part of the excess Associated Natural Gas that the State wishes to ship at the State's disposal free of charge at the outlet of the separation facilities of Crude Oil and Associated Natural Gas.
(b)    the State will be responsible for the resulting costs, responsibilities, and operations in all the additional installations of Crude Oil and Associated Natural Gas that are not included in the Contractor’s Development and Production Plan or all the additional installations and those already existing, including additional installations for the gathering, treatment, compression and transport; and
(c)    construction of the installations mentioned in item (b), together with the recuperation of this excess on the part of the State, will be carried out in accordance with generally accepted good practices of the international petroleum industry, without holding back or reducing the Contractor's uncompensated production under the approved Development and Production Plan.
13.2.4    In no case may the operations carried out by the State with this Associated Natural Gas interfere with the Contractor's Petroleum Operations.
13.2.5    Any excess Associated Natural Gas that is not used in accordance with Articles 13.2.1, 13.2.2, and 13.2.3 will be reinjected by the Contractor in accordance with Article 6.14. Flaring of this Associated Natural Gas will be permitted only in accordance with the Hydrocarbons Law and will be subject to the approval of the Ministry. The Contractor may flare Associated Natural Gas without the approval of the Ministry in an emergency, provided all necessary efforts are made to reduce and extinguish the flaring of this Natural Gas as soon as it is commercially practical. Except in the case of gas flaring in an emergency or in connection with a short-term test, the Ministry has the right to collect, free of charge, in the wellhead or in the gas and oil separator all Natural Gas that would otherwise be flared or reinjected by the Contractor, being that the State will pay the costs resulting from such collection under the terms of Article 13.2.3.
13.3    Provisions common to Associated and Non-Associated Natural Gas
13.3.1    Each Party that makes up the Contractor will take, receive, and dispose of its right to the production of Natural Gas in accordance with the provisions of this Contract and the Hydrocarbons Law. Under the Hydrocarbons Law, the Ministry and the Contractor agree that in the case of Natural Gas Production, they will negotiate and agree separately on the sale and commercialization of Natural Gas.
13.3.2    The sales price of any Natural Gas to be sold on the domestic market will be determined by the Ministry in accordance with the Hydrocarbons Law. The sales price of any Natural Gas to be sold outside the national market will be that agreed between the Ministry and the Contractor to the extent permitted by applicable competition or antitrust laws. If required, the Ministry and the Contractor will proceed in good faith to negotiate a gas sales contract.
13.3.3    For the purposes of Articles 7.3 and 11.3, the quantities of Natural Gas available after deducting the quantities reinjected, flared, or necessary for the execution of Petroleum Operations will be expressed in number of barrels of Crude Oil, based on the equivalent energy content in BTU adjusted monthly by a commercially appropriate factor relating the price of Natural Gas to the price of Crude Oil in accordance with the provisions of Article 10.1, unless the Ministry and the Contractor reach a different agreement.

13.3.4    The provisions of Article 7.2 with respect to cost recovery will be applied with the necessary adjustments to the production of Natural Gas.
13.3.5    The amount of Natural Gas produced and retained in the Contract Area that is surplus after the Contractor has taken the portion corresponding to Petroleum Operations Cost Recovery in accordance with Article 13.3.4 will be known as Net Natural Gas.
13.3.6    Subject to the Hydrocarbons Law, the Ministry and the Contractor hereby agree that, in the case of Natural Gas Production, they shall reach separate agreements and arrangements with respect to the sale and marketing of Natural Gas.
13.3.7    Notwithstanding other provisions in this Article 13, in the case of a Natural Gas Discovery that is not commercial under the terms established in this Contract, the Contractor and the Ministry will reasonably undertake to agree on terms applicable to the development of the Natural Gas Discovery including Royalty percentages, cost recovery, and benefit-sharing that allow the Contractor to develop the Natural Gas Discovery in a commercially reasonable and viable manner.

ARTICLE 14
CUSTOMS REGULATIONS
14.1    Customs exemptions provided in this Contract
14.1.1    In tandem with Articles 63 and 64 of the Hydrocarbons Law, the Contractor will be permitted to import, re-export, and export, subject to Article 14.5, all goods, materials, machinery, equipment, and consumer goods directly necessary to properly carry out Petroleum Operations in its own name or in the name of its subcontractors or other Persons acting on its behalf, freely and exempt from all customs duties, taxes, and fees that are not charges for the necessary services to administer customs regulations.
14.1.2    For purposes of this Contract. the advantages the Contractor will enjoy under this Contract include, among others, the following exemptions:
(a)    All materials, products, machinery, equipment, and tools destined exclusively and effectively dedicated directly to Petroleum Operations and intended to be re-exported at the end of their use will be treated as imported under the conditions provided in the CEMAC Customs Code, as implemented by the customs law of Equatorial Guinea. Importation in compliance with the standards governing Temporary Admission (TA) or Temporary Importation (TI) will be whichever is the case for the Contractor, when importation is for the Contractor or its subcontractors and Persons acting on their behalf, and any authorization necessary for those ends will be immediately conceded and extended by the corresponding customs authorities.
(b)    Admission with exemption from all taxes and/or customs duties of all material, products, machinery, equipment, and tools totally used and consumed in Equatorial Guinea, exclusively and effectively dedicated to the Petroleum Operations under this Contract.
This exemption applies to imports made directly by the Contractor, its subcontractors, and Persons acting on their behalf, on condition that a certificate of end use is issued.
14.1.3    Except for the exemptions established in the preceding paragraphs of this Article 14, and the items referred to in Article 14.1.4 that are exemptions the government can concede under the law, all goods, material, products, machinery, tools, and equipment imported or exported by the Contractor are subject to taxes and/or customs duties, in accordance with provisions of the customs law in force in Equatorial Guinea.
14.1.4    The Contractor will follow procedures for obtaining those exemptions provided in Decree 134/2015 of 2 November 2015. The government will concede these exemptions as the law allows for purposes of importing all goods, materials, machinery, equipment, and consumer goods directly necessary to carry out Petroleum Operations in the Contractor's name or in the name of its subcontractors or other Persons acting on behalf of the Contractor or its subcontractors, in such a way that the importation of those items is free and exempt from all customs duties, taxes, and fees that are not charges for the necessary services to administer customs regulations.
14.2    Petroleum export rights
Subject to the provisions of Article 12, the Contractor, its clients, and its transporters will have the right to export at any time the quantities of Cost Recovery Oil, Net Crude Oil, and Net Natural Gas belonging to the Contractor from the Delivery Point selected for those purposes free and clear of any customs duties, taxes, and fees that are not charges for the necessary services to administer customs regulations.
14.3    Export of goods and materials that were not transferred to the State
    In compliance with the customs obligations established in this Contract and regulations in force, the Contractor, its subcontractors and Persons acting on their behalf may re-export, free of taxes, import duties, and fees that are not charges for the necessary services to administer customs regulations, goods imported within the framework of this Contract when they are no longer necessary for Petroleum Operations, provided their ownership has not been transferred to the State in accordance with the terms of this Contract
14.4    Customs documentation
All imports, exports and re-exports carried out under this Contract will be subject to the formalities required by the customs authorities with respect to documentation.
14.5    Exclusion of penalties and fines from Petroleum Operations Costs
If the Contractor, or its subcontractors, representatives, or agents are considered responsible for payment of fines, penalties, or other legal obligations for any failure to comply with the laws that address the use and enjoyment by the Contractor of the advantages stated in this Article 14, the fines, penalties, and other legal obligations will be excluded from Petroleum Operations Costs.

14.6    Imports and exports by foreign personnel
Subject to Article 14.5, foreign personnel assigned to work in Equatorial Guinea on behalf of the Contractor or its subcontractors, and their families, will be allowed to import their personal effects and domestic articles in bulk shipments free of any kind of customs encumbrance, tax and fee that are not charges for the necessary services to administer customs regulations during the first year of their initial entry into Equatorial Guinea, and afterward, every two years. Shipments for later resale are not considered personal effects. Personal effects and domestic articles that have been exempted from customs duties on importation and fees will also be exempt from customs duties on exportation and fees when subsequently exported.

ARTICLE 15
CURRENCIES
15.1    Exchange control laws
The Contractor and the Ministry mutually recognize that the applicable exchange control laws in force in Equatorial Guinea have the purpose of guaranteeing that the companies and personnel who work in the country, within the periods provided, comply with their obligations to pay taxes and other local payment commitments, and the Contractor, its subcontractors and all Persons acting on their behalf must comply with all exchange control laws of Equatorial Guinea that apply to them. However, so long as they meet their respective payment and tax obligations under this Contract, the laws of Equatorial Guinea and CEMAC regulations, they will have the following rights and benefits with respect to the Petroleum Operations during the term of this Contract:
(a)    to collect, retain, or dispose of any proceeds outside Equatorial Guinea and the territory of another CEMAC Member State, including any proceeds from the sale of its or their share of Hydrocarbons to entities that are resident or not, including payment required by the State for Production, to be made in foreign currency and into bank accounts outside the territory of the CEMAC Member States;
(b)    to pay foreign subcontractors and expatriate employees of the Contractor outside of Equatorial Guinea, after deduction of the relevant taxes in Equatorial Guinea. For this purpose, the Contractor may freely open and use bank accounts in Dollars or in other currencies in banks of its choice in Equatorial Guinea and abroad;
(c)    to transfer to accounts domiciled abroad those funds the Contractor or its subcontractors have imported into Equatorial Guinea, those the Petroleum Operations have generated, or that the sale or lease of goods or performance of services have provided under this Contract, including all surplus funds from their accounts domiciled in Equatorial Guinea;
(d)    to obtain loans abroad and perform whatever capital operations are necessary to carry out the activities that are the objects of this Contract, including their Affiliates, under reasonable market conditions, including the rate of interest and terms of repayment, that must be reported to the Ministry;
(e)    to collect and maintain abroad all the funds acquired or borrowed abroad, and to freely dispose of them, limited to the amounts that exceed the requirement of funds for their operations in Equatorial Guinea;
(f)    transfer any profits, dividends, or income resulting from their investment obtained and deposited in any bank account in Equatorial Guinea, as well as all surplus funds from the accounts domiciled in Equatorial Guinea to the bank accounts outside the territory of the CEMAC Member States; and
(g)    free movement of funds they own, according to the laws of Equatorial Guinea.

15.2    Freedom of exchange
The expatriate employees of the Contractor and its subcontractors will be free to exchange and transfer to their country of origin, in accordance with the regulations in force in Equatorial Guinea, the savings that result from their salaries as well as any contribution to their retirement or social services paid for or to these employees, provided they have complied with their tax obligations in Equatorial Guinea.
15.3    Notifications
The Contractor and its subcontractors will deliver to a report to the Ministry of Finance and Budgets, within forty-five (45) days of the end of each Quarter, detailing all foreign currency transactions made during the preceding Quarter, including any transactions directly related to Petroleum Operations in accounts opened abroad, and realized in accordance with the provisions of Article 15.1.

ARTICLE 16
BOOKS, ACCOUNTS, AUDITS, AND PAYMENTS
16.1    Maintaining Records and Books
16.1.1    The Contractor will at all times maintain at its offices in Equatorial Guinea the original records and books of Petroleum Operations in accordance with all applicable regulations and the Accounting Procedure.
16.1.2    All records and books will be maintained in the Spanish and English languages and be denominated in Dollars. They will be backed up by detailed documents that show the receipts and expenses of the Contractor under this Contract. These records and books will be used to determine the Contractor's Gross Revenues, Petroleum Operations Costs and net profits, and to establish the Contractor’s Income Tax and other payment obligations. The records and books will also include the Contractor’s accounts showing sales of Hydrocarbons.
16.2    Presentation of accounts
Within ninety (90) days after the end of a Calendar Year, the Contractor will present detailed accounts to the Ministry showing the Petroleum Operations Costs that the Contractor has incurred during the Calendar Year. The Contractor may request the approval of the Ministry for an additional extension of up to thirty (30) days; this approval will not be unreasonably denied or delayed. The accounts will be certified by an independent external auditor acceptable to the Ministry and the Contractor. The expenses of the auditor will be paid by the Contractor and will be considered Petroleum Operating Costs.
16.3    Auditing by the Ministry
16.3.1    After notifying the Contractor, the Ministry may have experts of its choice or its own agents examine and audit any records and books relating to Petroleum Operations. The Ministry has a period of three (3) years from the date the Contractor presents its records and books to the Ministry in accordance with Article 16.2, to conduct examinations or audits with respect to that Calendar Year and submit its objections to the Contractor for any contradictions or errors found during the examinations or audits.
16.3.2    The Contractor will provide to the Persons designated by the Ministry any necessary assistance for the foregoing purpose and facilitate the performance of his or her duties. The Contractor will pay all reasonable costs incurred during these reviews and audits, and these will be recoverable as Petroleum Operations Costs. However, any costs incurred for the audit and inspection of accounting books and records outside of Equatorial Guinea due to the Contractor’s non-compliance with this Article 16 will be at the expense of the Contractor and will not be recoverable as a Petroleum Operations Cost or deductible for tax purposes.

16.3.3    In case of disagreement between the Ministry and the Contractor about the results of any examination or audit, the dispute will be determined by an internationally recognized expert appointed by the International Chamber of Commerce in accordance with its Rules for Expertise (ICC Expertise Rules). The decision of the expert will be final and binding on the Parties, and if it cannot be enforced in accordance with the law of Equatorial Guinea, the only recourse will be to arbitration under Article 26 to arrive at a definitive and binding decision. Unless otherwise determined by the expert, the costs and expenses of the expert will be paid by the Contractor parties pro-rata to their respective Participation Interests and the Contractor's share will not be a Petroleum Operations Cost.
16.4    Application of Article 16 to other audits
    The provisions of Article 16 will apply to Income Tax, Royalty payments, and to any other obligation established in this Contract.
16.5     Currency and accounts for payments
16.5.1    Unless the Contract stipulates otherwise, all payments between the Parties will be made in Dollars. Subject to Article 16.5.2, when the Party receiving the payment is the State, payments will be made to the General Treasury of the State, and when the receiving Party is the Contractor, payments will be made to the bank account designated by the Contractor and reported to the Ministry.
16.5.2    All amounts paid to the Ministry in accordance with the Hydrocarbons Law and this Contract will be deposited in the accounts belonging wholly to the State and will be reported to the Contractor.
16.6    Coordination of payments and late payments
Unless decided otherwise, all payments in accordance with this Contract will be made within thirty (30) days following the date on which the obligation to make the payment arises. In case of default, the amount owed will accrue interest compounded monthly at the rate of LIBOR plus two percent (2%) per annum.

ARTICLE 17
TRANSFERS, ASSIGNMENTS, AND CHANGES OF CONTROL
17.1    Transfer to an Equatoguinean Affiliate
Within six (6) months following the Effective Date, to the extent that they have not already done so, each of the Parties comprising the Contractor (other than the National Company), will register a branch (according to Article 20 of the Hydrocarbons Law). After two (2) Calendar Years following the Effective Date, to the extent that they have not already done so, each of the Parties comprising the Contractor (other than the National Company) would be able to incorporate an Affiliate under the laws of Equatorial Guinea and according to Article 120 of OHADA, and would be able to assign all of its rights and obligations in and under this Contract, the Joint Operating Agreement and any other agreement relating to Petroleum Operations to this Affiliate. After this transfer, all of the rights and obligations of the Parties that constitute the Contractor under this Contract, the Joint Operating Agreement, and any other agreements relating to Petroleum Operations will be assumed by the Affiliate(s). Any assignment or transfer under this Article 17.1 will not be subject to the provisions of Articles 17.2, 17.3, and 17.5. The aforementioned assignment or transfer will not affect any parent company or bank guarantee provided in accordance with this Contract.
17.1.1    As to the withholding tax on dividends pursuant to Article 237 of Law Number 4/2004 dated October 28, 2004 Regulating the Taxation System of the Republic of Equatorial Guinea (the “Dividend Withholding Tax”), for a Field for which the Development and Production Plan has been approved by the Ministry in accordance with Article 5.5 above, the Dividend Withholding Tax will not accrue or be due and payable and is waived in its entirety

(“Withholding Tax Waiver”) for ten (10) Calendar Years commencing with first commercial production from such qualifying Field.
17.2    Assignment, Transfer, Change of Control
17.2.1    The assignment, transfer, encumbrance, or other disposition of the rights and/or obligations of a Party constituting the Contractor will require the prior consent of the Ministry. Any request for authorization will be accompanied by all information related to the assignment, transfer, encumbrance, or other disposition, including all legal instruments, in final draft form, to be used to carry out the proposed transaction, the identity of all parties to the transaction, the estimated value of the transaction, and whether the consideration is payable in kind, securities, cash, or other form. Such assignment, transfer, encumbrance, or other disposition, except those addressed in Article 17.2.4 (a), (b), or (c), will be subject to the payment to the Ministry of a non-recoverable, non-deductible fee of one percent (1%) of the Book Value and compliance with other reasonable requirements established in the authorization granted by the Ministry. The assignee and the assignor will be jointly and severally liable for the payment of such fee and for meeting any other requirements. The fee will be mutually agreed upon by the Parties and the Ministry. The assignment, transfer, encumbrance, or other disposition of the rights and/or obligations of a Party constituting the Contractor in accordance with Articles 17.2.4 (a), 17.2.4(b) and 17.2.4 (c) will not be liable to any Tax.
17.2.2    All assignees must:
(a)    have the technical and financial capacity to comply with its obligations in accordance with this Contract:
(b)    in relation to the interest assigned, accept and assume all of the terms and conditions of this Contract, the Joint Operating Agreement, and any other agreements relating to Petroleum Operations; and
(c)    be an entity that the Ministry and each of the Parties constituting the Contractor can legally do business with and be incorporated in Equatorial Guinea.
17.2.3    Except as set out in 17.2.1, all profits resulting from any assignment, transfer, or other disposition of any rights and/or obligations under this Contract, regardless of the type and location of the transaction, will be subject to taxation in accordance with the Tax Law.
17.2.4    In accordance with Article 104 of the Hydrocarbons Law and Article 168 of the Petroleum Regulations, each of the Parties that constitute the Contractor will have the right to sell, concede, transfer, assign, or in any other way dispose of all or part of its rights and interests in the Contract:
(a)    to a wholly owned Affiliate;
(b)    to the beneficiary provided in Article 17.1;
(c)    to any of the partners only constituting the Contractor, with the prior consent in writing of the Ministry that cannot be denied or delayed without justification; or
(d)    to third parties, subject to the prior consent in writing of the Ministry that cannot be denied or delayed without justification.

17.3    Change of Control
For the purposes of this Article 17, the transfer of ownership of more than fifty percent (50%) of the issued shares of any party constituting the Contractor (other than the National Company) or a similar transfer that results in a change of Control will be considered an assignment of contractual rights under this Contract and consequently, subject to the terms and conditions of this Article 17, except in cases of transferring ownership of the shares of a wholly owned Affiliate by any Party constituting the Contractor (except the National Company), in which case there is no change of Control.
17.4    Third-party financing
As established in Article 106 of the Hydrocarbons Law, recourse by any Party constituting the Contractor to third-party funding that involves assignment of the rights that Party has to its portion of the Hydrocarbons under this Contract is not permitted without the prior consent of the Ministry, which will be notified of the terms of that financing. Financing by an Affiliate will not be considered third-party financing.
17.5    The National Company's first right of refusal
When any assignment, transfer, or other disposition of any right under this Contract is anticipated that is not to a wholly owned Affiliate, the transferring Party will notify the National Company in writing as soon as possible. The National Company will then have the right to buy the participation under this Contract from the transferring Party that has been offered for the assignment, transfer, or disposition on the same terms and conditions that have been offered in good faith to, as appropriate, the transferring Party or the transferee. Lack of affirmative response within forty-five (45) days after reception of the notification will be interpreted as the decision not to make the buy and will terminate the right with respect to the transaction that is the object of the notification. This right exists in addition to any first right of refusal conceded to the National Company under the terms of the Joint Operating Agreement.

ARTICLE 18
INDEMNIFICATION, LIABILITY, AND INSURANCE
18.1    Liability and indemnification
18.1.1    The Contractor will be responsible to third parties under the law of Equatorial Guinea and other jurisdictions in which it operates for damages caused by the Contractor, its Affiliates, its subcontractors, and their respective directors, officers, employees, and any other Person who acts on their behalf in carrying out Petroleum Operations. The Contractor will indemnify, hold harmless, and compensate any Person, including the State, for any damage or loss that the Contractor, its Affiliates, its subcontractors and their respective directors, officers, employees, agents, or consultants, and any other Person acting on their behalf may cause to such Person or their property in carrying out Petroleum Operations. All costs incurred under this Article 18.1 caused by the Negligence of the Contractor, its Affiliates, its subcontractors or their respective directors, officers, employees, agents or consultants or any other Persons acting on their behalf will not be cost recoverable as Petroleum Operations Costs. All costs not generated by Negligence will be recoverable as Petroleum Operations Costs and that recovery will be understood as being consistent with the interpretation and application of the Petroleum Regulations.
18.1.2    The Contractor will assume all liability, and exempt the State from any liability, in respect of any and all claims, obligations, losses, expenses (including attorneys’ fees), damages or costs of any nature resulting from the violation of any intellectual property rights of any kind caused by the Contractor, its Affiliates, or subcontractors as a result of or in relation to carrying out Petroleum Operations, regardless of the nature of the violation or of the way in which it may occur.
18.1.3 The State accepts that the Contractor will not be responsible to the State for losses or reduction of benefits, taxes, liens, fees, or other revenues as a result of carrying out Petroleum Operations, unless it is shown that the loss or reduction was the necessary consequence of an action or omission by the Contractor noncompliant with the Contract or the applicable law, owing to the Contractor's Negligence, and that the generation of that loss or reduction should have been foreseen at the time of that action or omission.
18.2    Joint and several liability

Where the Contractor is constituted of more than one Person, the liabilities and obligations of such Persons under this Contract will be joint and several, except for their obligations and liabilities in relation to all taxation levied on their income.
18.3    Insurance
18.3.1 Every Person that constitutes the Contractor will obtain and during the term of this Contract, maintain in full force and effect, insurance for Petroleum Operations of such type and in such amount as is customary and prudent in accordance with generally accepted good practices of the international petroleum industry, and whose terms and conditions of coverage will be communicated to the Ministry within thirty (30) days after the Effective Date. Without prejudice to the generality of the foregoing provisions, this insurance will cover:

(a)    any damage or loss to the assets used in Petroleum Operations;
(b)    pollution caused in the course of Petroleum Operations;
(c)    damages or losses to the property, or damage, bodily injury, or death suffered by any Person in the course of Petroleum Operations;
(d)    the cost of clean-up operations and salvage following an accident or upon dismantlement; and
(e)    the Contractor’s liability for its employees involved in Petroleum Operations.

Prior to the End Point of the Carry-Forward, the members of the Contractor, with the exception of the National Company, will pay the insurance costs with respect to any interests or insured assets associated with the Contract Area and as from and including the End Point of the Carry-Forward, the members of the Contractor will pay the insurance costs with respect to any interests or insured assets associated with the Contract Area.

18.3.2    The Contractor will require its subcontractors to carry insurance of the type and amount of coverage consistent with the generally accepted good practices of the international petroleum industry.
18.3.3    The Contractor will place the insurance required under this Article 18.3.1 in accordance with Decree 56/2007 addressing insurance in the petroleum industry, provided the Equatoguinean insurance brokers and insurance companies that the Contractor uses in accordance with Decree 56/2007 are considered competent according to its criteria that they have the same financial solidity as the insurance brokers and companies available on the international market and that offer coverage at comparable prices.

ARTICLE 19
TITLE TO GOODS, EQUIPMENT, AND DATA
19.1    Title to and use of the installations
19.1.1    All installations, facilities, goods, equipment, materials, or land acquired by the Contractor for Petroleum Operations will become property of the State from the point at which their costs are fully recovered by the Contractor. Nevertheless, the Contractor may continue using these installations, facilities, goods, equipment, materials, or land to carry out Petroleum Operations for the duration of this Contract and in accordance with the Hydrocarbons Law. The Contractor and the Ministry will agree on the mode and conditions of the installation, goods, equipment, materials, or land, the Contractor retaining the responsibility of ensuring that maintenance in good condition and good working order is guaranteed for use by the Contractor, normal wear and tear excepted. In any case, upon termination, rescission, or cancellation of this Contract, for any reason whatsoever, in relation to all or part of the

Contract Area, the ownership of said installations, facilities, goods, equipment, materials, or land, and including those whose costs have not been fully recovered, and any other items acquired and used for Petroleum Operations will become the sole property of the State and will be conveyed directly to it. With respect to tax deductibility, the change in the title to the property will not be taken into account for taxation purposes until the goods are fully amortized or until termination of the contract.
19.1.2    Regardless whether the Contractor has recovered the relevant costs in accordance with this Contract, the State has the right to use the facilities, goods, equipment, materials, or land for its own purposes, provided that such use does not interfere with the Contractor’s Petroleum Operations.
19.1.3    The Contractor will not sell, assign, transfer, or otherwise dispose of these facilities, goods, equipment, materials, or land to any other Persons without prior approval from the Ministry.
19.1.4    The provisions of this Article 19.1 will not apply to any leased equipment, or to the Contractor’s equipment that is not charged to Petroleum Operations as a Petroleum Operations Cost.
19.1.5    If the Ministry does not wish to use any of the facilities, goods, equipment and materials referred to in this Article 19.1, it has the right to ask the Contractor to remove them at the Contractor’s own expense, and the Contractor will carry out any dismantling operations of these facilities, goods, equipment, and materials in accordance with this Contract and the Hydrocarbons Law, and based on the time established and conditions specified in the approved dismantling plan. When a Reserve Fund has been created, the Contractor will use it to pay for dismantling the installation. When a Reserve Fund has not been created, the cost of dismantling will be subject to tax deduction and recoverable as a Petroleum Operations Cost.
19.2    Ownership of Information
All data, technical information, and interpretations obtained, acquired, or derived as a result of Petroleum Operations will be the sole property of the State. However, the Contractor may retain copies of all these materials while this Contract is in force only, including, among others, geological, geophysical, petrophysical and engineering reports, Well reports, termination reports, samples, and any other information that the Contractor may have obtained or compiled during the term of this Contract. The Contractor will forward the data, technical information, and interpretations to the Ministry as soon as they are acquired, derived, or compiled and will also provide the Ministry on an annual basis with a report that itemizes all data, technical information, and interpretations that have been assembled during the Year. Unless previously provided, at the termination of this Contract or at any time of relinquishment, the Contractor will return to the Ministry all original data, technical information and interpretations relating to the areas relinquished and will remove all copies from the Contractor’s files, archives, computers, and data storage mechanisms.

ARTICLE 20
CONFIDENTIALITY
20.1    Disclosure of confidential information
20.1.1    The Parties agree that while this Contract is in force, all information relating to this Contract and the Petroleum Operations will be kept strictly confidential and may not be divulged by any of the Parties without mutual consent, except:
(a)    to an Affiliated Company;
(b)    to a governmental agency designated by the State or other entities or consultants of the Ministry;

(c)    to the degree that the data and information are required to be supplied in compliance with any applicable laws or regulations;
(d)    in conformity with the requirements of any stock exchange having jurisdiction over a Party or its Controlled Affiliated Company ;
(e)    where any data or information forms part of the public domain, unless this occurs as the result of noncompliance with this Contract;
(f)    to employees, directors, officers, agents, advisors, consultants, or subcontractors of a Party constituting the Contractor or an Affiliate;
(g)    to potential beneficiaries of a transfer or good-faith buyers; and
(h)    to any bank or financial establishment with which an entity of the Contractor solicits or obtains financing.

provided that the disclosing Party is responsible for any violation of this Article by those Persons, and on condition that all disclosures to the Persons referred to in items (f), (g), and (h) mentioned above will be limited to those Persons who are under an obligation of confidentiality similar to that contained in this Article 20.1.
20.1.2    During an additional period of two (2) years after termination of this Contract, only the Contractor will be obligated to comply with the above provisions.
20.2    Patents and intellectual property rights of the Contractor
The State will not reveal to any third parties information pertinent to the Contractor’s proprietary technology that is protected by patents or contractual agreements, or which the State has received under license for a period of two (2) Years after termination of this Contract.
20.3    Continuation of obligations
Any Party ceasing to own a Participation Interest in this Contract during the term of this Contract will nonetheless remain bound by the obligations of confidentiality stipulated in this Article 20.
20.4    Disclosure of confidential information by the State and the Ministry
In order to explore and exploit areas adjoining or related to the Contract Area, the State and the Ministry may, notwithstanding what is stated in this Article 20, disclose to any third parties all data and information relating to part or parts of the Contract Area and Petroleum Operations under this Contract.

ARTICLE 21
TERMINATION
21.1    Termination by the State
In addition to any other actions contemplated here, this Contract may be terminated without compensation to the Contractor on any of the following grounds:
(a)    substantial noncompliance by the Contractor (not attributable to any act or omission of the State or to any Person representing the State) with any of the provisions of this Contract or the Hydrocarbons Law;

(b)    delay by the Contractor (not attributable to any act or omission of the State or to any Person representing the State) in making any payment to the State over one million Dollars ($1MM) that exceeds three (3) months, provided that the State has delivered written notice to the Contractor in the week before the expiry of such three (3) month period and that within thirty (30) days of such written notice such payment by the Contractor remains outstanding;
(c)    suspension of development operations on a Field for six (6) consecutive months, except when that suspension (i) has been approved by the Ministry in advance, or (ii) is due to an act or omission on the part of the State or of any Person representing the State, or (iii) results from Force Majeure;
(d)    if, after beginning Production of a Field, its exploitation is suspended for at least three (3) consecutive months, without prior authorization from the Ministry, except when such suspension (i) is due to an act or omission on the part of the State or of a Person representing the State, or (ii) results from Force Majeure;
(e)    when the Contractor fails to comply within the prescribed time period with an arbitration award in accordance with the provisions of Article 26, and the failure to comply is not attributable to any act or omission of the State or to any Person representing the State;
(f)    when a Well is drilled to an objective beyond the vertical planes of the limits of the Contract Area without the prior consent of the Ministry;
(g)    serious noncompliance with this Contract stemming from activities that are illegal or contrary to national or international law (not attributable to any act or omission of the State or to any Person representing the State);
(h)    in accordance with Article 2.3; or
(i)    when the Contractor is, for reasons different from any action of the government that does not allow proper funding by Contractor, is declared bankrupt, or in liquidation as a result of financial insolvency, or enters into judicial or financial arrangements of insolvency with its creditors generally, except when the Contractor can provide the State with a new financial guarantee that is acceptable to the Ministry, at its sole discretion, and that guarantees the capacity of that Party to fulfill its obligations under this Contract.
21.2    Notification of termination and grace period
21.2.1    The Ministry may declare this Contract terminated only after having served the Contractor with formal notice by registered mail, asking it to remedy the situation or noncompliance in question, and if the situation or noncompliance in question can be remedied, asking that the Contractor remedy it within thirty (30) Working Days from receipt of notice regarding payments due under Article 21.1(b) or within ninety (90) Working Days from receipt of such notice for all other remediable situations or violation. Otherwise, the effective termination date of this Contract will be the date the Contractor receives the abovementioned notice.
21.2.2    If the Contractor fails to comply with the notice within the period prescribed by Article 21.2.1 or fails to show within this period that it has begun to remedy the situation or noncompliance in question, and is promptly and diligently continuing to do so, the Ministry may pronounce ipso jure the termination of this Contract.
21.3    Termination against one Party
The Ministry may terminate this Contract for one of the Parties constituting the Contractor, if the circumstances established in Article 21.1 apply only to that Party in the manner established in Article 21.2.
21.4    In cases of termination of the Contract decided by Article 21.1 (c), (d), (e), or (i), the National Company will have the option of continuing the Petroleum Operations in the Contract Area for a period of one (1) Year, presenting the corresponding Work Program and associated

Budget. At the end of this period, the Ministry will be informed of its decision whether to continue the Petroleum Operations; if not, it will relinquish the Block and deliver it to the State. For purposes of this Article, the Operator will deliver to the National Company all technical information about the Block, including testimony, files, seismic information, data and reservoir studies, reports and information about all the Wells.

ARTICLE 22
UNITIZATION
22.1    Obligation to unitize
If a Hydrocarbons deposit located within the Contract Area extends beyond that area, the Contractor must carry out all Development and Production of this Hydrocarbons deposit, in accordance with the Hydrocarbons Law. The Contractor will exert all reasonable efforts to reach a mutually acceptable unitization agreement and program with all other affected Persons.
22.2    Suspension of obligations
If the Petroleum Operations that are the object of this Contract are suspended for negotiations arising over a unitization situation for a specific Discovery, the provisions of Article 5.3 for this Discovery will be extended for a period of time equal to the duration of the suspension.

ARTICLE 23
NATIONAL CONTENT AND SOCIAL PROGRAMS
23.1    National content regulations

    The Contractor will comply with the National Content Regulations promulgated by the Ministry in Ministerial Order 1/2014 of 26 September 2014, complying with the obligations established in this Article 23. For all nonmaterial contracts, the Contractor, without the obligation to bid and without obtaining the approval of the Ministry (whose approval is considered granted by the Hydrocarbons Law ):

(a)before awarding a services contract, the Contractor will notify the Ministry of its need for these services;
(b)the Ministry will provide a list of national companies to the Contractor; The Contractor will support the Ministry by including the national companies on the list among those the Contractor considers competent in the biddings required in the framework of this Contract;
(c)in awarding the contracts, the Contractor will give preference to the national companies identified on the list that the Ministry delivers in accordance with Article 23.1(b), as specified in Decree 127/2004. If the Contractor does not consider these companies competent, the contract may be awarded to a foreign company, in accordance with Articles 12 and 13 of Ministerial Order 1/2014. The Contractor will notify the Ministry of the disqualification of any of the national companies, if necessary, describing the procedure that resulted in the disqualification;
(d)the foreign company winning the bid for the services contract will be notified by the Contractor of the conditions specified in Article 23.1(c).

(e)the Contractor will deliver to the Ministry at the end of July and January of each Calendar Year a list of subcontractors who have delivered services in Equatorial Guinea during the previous period;
(f)in the contracts that imply delivery of services or supply of goods in Equatorial Guinea, the Contractor will include clauses that obligate the subcontractors to comply with the provisions of Ministerial Order 1/2014;
(g)the Contractor will organize workshops to raise awareness in the national companies about the requirements of the Operator in service provision matters;
(h)the Contractor will notify the Ministry, which will inform all the other competent authorities, about the job vacancies and new positions for the execution of works in Equatorial Guinea;
(i)at the beginning of Development and Production Operations, the Contractor will submit to the Ministry and agree to a plan to hire national employees and train them, which includes assignments for their professional development in the offices of the Operator with the possibility of joining the Operator’s technical operations team of Equatorial Guinea to achieve reasonable and feasible nationalization goals, and sending updated information to the Ministry on the implementation of that plan at the end of July and January of each subsequent year; and
(j)the Contractor will send the Ministry a description of the mechanisms used to evaluate the national employees.

23.2    Employment and training of Equatoguineans

23.2.1    At the beginning of Development and Production Operations, the Operator will ensure priority of employment for qualified Equatoguinean personnel at all levels of its organization, according to the following table and according to the aptitudes of the employees. For the purposes of the employment obligations under this Article, technicians nominated by the National Company will be employed as secondees to the Operator provided that they have the required capacity and experience. The Operator will train or contribute to the training of this personnel so that they can meet the requirements of any available position related to Petroleum Operations, including supervisory positions. Nevertheless, the Operator will only have to employ the number of personnel necessary to carry out Petroleum Operations in a prudent and profitable manner.

POSITIONS	Percentage of national employees	Percentage of expatriate employees
Total number of employees	75%	25%
Technical and professional positions(Geologists and Engineers, Legal, Financial, Safety, Health, and Environment)	60%	40%
Supervisory and management positions	50%	50%
Technicians who work offshore (including Safety, Health, and Environment)	85%	15%
Support and administrative services	100%	0%

23.2.2     During the period in force of this Contract, the Parties comprising the Contractor (other than the National Company) will transfer to the Ministry (i) one hundred thousand Dollars ($100,000) per Calendar Year during the Exploration Period; and (ii) three hundred thousand Dollars ($300,000) per Calendar Year during the Development and Production Period, for the Ministry to provide a mutually agreed number of Ministry and National Company personnel with practical training at institutions abroad, chosen by the Ministry, that include training in the areas of earth sciences, engineering, technology, accounting, economics and other related fields of oil and gas exploration and exploitation.

Additionally, during the term of this Contract, the Parties constituting the Contractor will transfer to the Ministry (i) one hundred thousand Dollars ($100,000) per Calendar Year during the Exploration Period, and (ii) three hundred thousand Dollars ($300,000) per Calendar Year during the Development and Production Period; the Ministry will use these sums at its sole discretion to educate and train Equatoguinean personnel selected by the Ministry at universities, colleges, or other training institutions selected by the Ministry and for other general training and educational purposes.

    Moreover, once the Development and Production Plan is approved, the Contractor will provide continuous training for periods of twelve (12) months in the form of service commissions to professional technicians of the Ministry in the installations of the Operator in Malabo and the head office of the Contractor in its country of origin (two (2) technicians in each location). Procedures and remuneration for the service commissions or Internships will be subject to an agreement between the Operator and the Ministry.

23.2.3     If the Contractor funds any social projects outside those approved in an Annual Budget, the costs will not be recoverable as Petroleum Operations Costs.

23.2.4     Given that Equatoguinean civil society is a part of the National Content in oil and gas contracts, the Contractor will contribute to and cooperate with nongovernmental organizations in beneficial works of social development, sports activities, and health programs to fight and prevent disease, as well as other non-profit activities (“Social Programs”). Subject to meeting its obligations under Article 23.4.1, the type of projects the Contractor contributes to, and the amounts the Contractor contributes, will be at the sole discretion of the Contractor.

23.3     National Technology Institute, or its successor entity

23.3.1    During the period in force of this Contract, the Contractor will transfer to the Ministry, for use by the National Institute of Technology:

(a)one hundred thousand Dollars ($100,000) per Calendar Year during the Exploration Period; and
(b)     three hundred thousand Dollars ($300,000) per Calendar Year during the Development and Production Period.

23.3.2    During the Development and Production Period, the Contractor will provide all reasonable assistance as may be requested by the Ministry from time to time with the implementation and development of the National Technology Institute to train and develop mid- and upper-level personnel in the petroleum industry of Equatorial Guinea, in accordance with the Hydrocarbons Law, and to the degree permitted by the laws applicable to the members of the Contractor or its Affiliates.

23.4    Social Programs

23.4.1    During the period in force of this Contract, the Contractor will spend on Social Programs in Equatorial Guinea:

(a)one hundred thousand Dollars ($100,000) per Calendar Year during the Period of Exploration; and
(b)three hundred thousand Dollars ($300,000) per Calendar Year during the Development and Production Period.

23.4.2     Support for the Maintenance of a Ministry of Mines and Hydrocarbons Database
During the period in force of this Contract, the Contractor will transfer to the Ministry to support the implementation and development of the Ministry of Mines and Hydrocarbons Database:

(a)one hundred thousand Dollars ($100,000) per Calendar Year during the Period of Exploration;
(b)    three hundred thousand Dollars ($300,000) per Calendar Year during the Development and Production Period.

23.4.3 Contribution for Gas Mega-hub Development Unit

The Gas Mega-hub Development Unit was established by the Ministry to assist with the development and implementation of the gas mega-hub vision in Equatorial Guinea, which will convert Bioko Island into a major, global natural gas hub and promote the use of natural gas both locally in Equatorial Guinea and more widely in the region. The Contractor commits to cooperate with the development of the Gas Mega-hub Development Unit and during the period in force of this Contract, the Contractor will transfer to the Ministry in support of the Gas Mega-hub Development Unit:

(a)one hundred thousand Dollars ($100,000) per Calendar Year during the Period of Exploration;

(b)    three hundred thousand Dollars ($300,000) per Calendar Year during the Development and Production Period.

23.5    All of the preceding costs under this Article 23 are recoverable as Petroleum Operations Costs in accordance with the provisions of this Contract, except the costs referred to in Article 23.2.3.

ARTICLE 24
ABANDONMENT AND/OR DISMANTLEMENT
24.1    Abandonment or dismantlement
24.1.1    Subject to the provisions of Article 2.5.2, the Contractor may, at any time, relinquish and/or abandon any part of the Contract Area or any Well not included in a Field, provided that the Ministry has been given at least six (6) months’ notice, so long as the Contractor has complied with all of its obligations under this Contract and has provided the Ministry, in a detailed manner, all information on the condition of any deposit, facilities, and equipment in that area, as well as any plan for the disposal or dismantling of those facilities and equipment, including all technical and financial information. All dismantling operations will be carried out in accordance with the Hydrocarbons Law.
24.1.2    The dismantling of a Field by the Contractor and the corresponding dismantling plan will require prior authorization from the Ministry in accordance with the Hydrocarbons Law. The Contractor will prepare and deliver to the Ministry a plan for the dismantling of all Wells, facilities, and equipment, the rehabilitation of the landscape and the continuation of Petroleum Operations, if applicable, in accordance with the Hydrocarbons Law.
24.1.3    Unless the Ministry decides to maintain the facilities and equipment in order to continue Petroleum Operations in accordance with Article 24.3.3, the Contractor is obligated to completely dismantle all Fields located in the Contract Area at the time of Contract termination or when a Field ceases to produce for more than one (1) year.
24.2    Right of the Ministry
On receiving the Ministry’s notice referred to in Article 24.1.1 or by dismantling any Field, the Ministry will have the right to take control of any Discovery or Field whose dismantling the Contractor proposes. If the Ministry does not communicate its desire to take over the Petroleum Operations within three (3) months of receiving the relevant notice, the Ministry will be considered to have chosen not to assume the Petroleum Operations.
24.3    Reserve Fund
24.3.1    For the purpose of dismantling a Field, the Contractor will contribute annually to a reserve fund for the estimated dismantling costs (the “Reserve Fund”) from first Production in that Field, in accordance with the Hydrocarbons Law and the approved dismantling plan. The Ministry and the Contractor will establish the amount of the annual contributions and the institution that will keep these contributions. The contributions will be held by an international bank having at least a A- Standard and Poor’s qualification and otherwise in accordance with CEMAC foreign exchange regulations. All the contributions mentioned will be deductible for tax purposes and will be considered as a Cost of Petroleum Operations in the Year in which they were provided.
24.3.2    If the total amount of the Reserve Fund is greater than the real dismantling cost, the balance of the account will be attributed to the State since the Contractor has received Cost Recovery Oil corresponding to the account balance. Whatever portion of the balance for which the Contractor has not received the corresponding Cost Recovery Oil will be distributed to the

Contractor. If the balance of the Reserve Fund is less than the actual cost of the dismantling operations, the Contractor will be responsible for the missing amount and may impute such costs as Petroleum Operations Costs to future production in the Contract Area, if any.
24.3.3    If the Ministry decides to maintain the installations and equipment in order to continue with the Petroleum Operations after withdrawal of the Contractor, the reserve fund that is constituted in this way, together with the corresponding interest, will be made available to the Ministry to cover the subsequent dismantling. The Contractor will be released from any additional liability for dismantling with respect to these installations and equipment.
24.4    Continuation of the Operations
The State commits itself not to interfere with the carrying out of Petroleum Operations in the Contract Area that the Contractor retains if the State chooses to take over a Discovery or Field in accordance with the provisions of Article 24.2. If the Ministry asks the Contractor and the Contractor has ongoing Petroleum Operations under this Contract in the area of State operations under Article 2.4.2, the Contractor will be responsible for continuing all operations for a fee and under terms that the Ministry and the Contractor agree on

24.5    Protection of the Environment
The Contractor will duly cap all Wells and dismantle all installations and equipment to prevent pollution and damage to the environment, as well as possible damage to the deposit, in accordance with the Hydrocarbons Law, the other laws of Equatorial Guinea, and with generally accepted good practices of the international petroleum industry.

ARTICLE 25
APPLICABLE LAW AND STABILITY
25.1    This Contract and the Petroleum Operations carried out under this Contract will be governed by and interpreted in accordance with the laws and regulations of Equatorial Guinea, including the Hydrocarbons Law and the Petroleum Regulations.
25.2    In case of a Change in the Law and if, as a result of its implementation, the Change in the Law causes a significant reduction in economic rights or a significant increase in the economic obligations contained in or resulting from this Contract to the detriment of the Contractor or its shareholders, the Parties will meet and take appropriate measures to achieve the necessary economic balance, based on the principle that the Contractor will be substantially restored to the same economic condition as if no change had occurred. This restoration of the Contractor will not exceed the benefits received by the State and by other third parties benefiting from the Change in the Law as a result of the change.
This rule will never be construed as meaning that the Contractor is denied the advantages from which it may benefit as a result of any new law, decree, standard, order, or regulation approved by the State.

ARTICLE 26
RESOLUTION OF CONFLICTS AND ARBITRATION
26.1    Resolution of disputes and notification
26.1.1    If any dispute, claim, conflict or controversy (a "Dispute") between any of the Parties should arise from this Contract, or in relation to it, including any question regarding noncompliance, or its existence, validity, or termination, the Parties will take all reasonable measures to resolve the Dispute amicably. A Dispute will be understood to have arisen if one of the Parties notifies the other Parties, describing the nature of the Dispute and asking for a resolution ("Notification of Dispute").
26.1.2    If the Parties in question have not reached an amicable agreement within ninety (90) days of the date of the Notification of Dispute, unless all Parties extend the deadline, any Party to the Dispute may submit the Dispute to resolution by final and binding arbitration by means of a notification of arbitration, and the arbitration will take place in accordance with the rules of the International Chamber of Commerce (“ICC”).
26.2    Seat and language of arbitration
The seat of arbitration will be London, England. The languages of the arbitration proceedings, and of all orders, decisions, and the award, will be Spanish and English. All of the arbitrators will be fluent in Spanish as well as English.

26.3    Number and identity of the arbitrators
The arbitral tribunal will be constituted by three (3) arbitrators selected according to the following procedure:
(a)The claimant and respondent will each designate one (1) arbitrator within thirty (30) days of the date on which the request for arbitration was submitted. If there is more than one (1) claimant or more than one (1) respondent, then the claimants and/or the respondents collectively will each appoint a single arbitrator, by giving notice in writing of this designation to the other Party or Parties to the Dispute and ICC.
(b)If either the claimant or the respondent fails to comply with the time limit in the preceding paragraph, ICC will appoint the arbitrator or arbitrators that have not yet been appointed, at the request of either the claimant or the respondent and after consulting the claimant and the respondent so far as possible. ICC will give notice in writing of such designation or designations to the claimant and the respondent.
(c)The two (2) arbitrators so designated will, within thirty (30) days of their nomination, agree on the person to be named as the President of the tribunal, and give notice of the designation to the claimant and the respondent, and ICC.
(d)If the two (2) arbitrators fail to agree on the person of the President of the tribunal, ICC will name the President, at the request of either the claimant or the respondent, and after consulting the claimant and the respondent as much as possible. ICC, will give notice in writing of the nomination to the claimant and the respondent.
None of the arbitrators will be a citizen of the countries of origin of any of the Parties to the Dispute (or in the case where the Party is a company or another entity, any country or countries of nationality of the Party, including the country of its ultimate parent).
26.4    Rules of arbitration
The arbitration procedures initiated under this Contract will be realized under the arbitration rules in effect for ICC on the filing date of the request for arbitration, which rules are considered to be incorporated by reference in this Article 26.
26.5    Binding nature of the arbitration
The arbitration award will be final and binding on the Parties and will be immediately enforceable, subject to the remedies provided in the arbitration rules of ICC. The Parties waive any right they may have, in any court, to refer any question of law, and/or based on the merits. It is expressly agreed that the arbitrators will have no authority to award aggravated, exemplary or punitive damages
26.6    Costs of the arbitration
The costs of arbitration will be charged in accordance with the directions of the arbitration tribunal, and failing that, shall be borne proportionally by parties to the Dispute on a per capita basis. The costs of the Parties constituting the Contactor will not be Petroleum Operations Costs, and therefore, not recoverable.
26.7    Payment of the award
Any monetary award issued will be expressed and payable in Dollars.
26.8    The arbitrators will apply Article 25.1.

ARTICLE 27
FORCE MAJEURE
27.1    Noncompliance with obligations
Any obligation or condition arising or derived from this Contract that any Party is unable to meet, whether in whole or in part, will not be considered a violation of or noncompliance of its obligations under this Contract if the violation or noncompliance is caused by an event of Force Majeure, provided that there is a direct cause-and-effect relationship between the noncompliance and the event of Force Majeure. Notwithstanding the foregoing, all payment obligations owed by any Party to another must be satisfied when due.
27.2    Definition of Force Majeure
For the purposes of this Contract, an event will be considered an event of Force Majeure if it meets the following conditions:
(a)    it temporarily or permanently prevents a Party from meeting its obligations under this Contract;
(b)    it is unforeseeable, unavoidable and beyond the control of the Party that declares Force Majeure; and
(c)    it does not result from the Negligence of the Party that declares Force Majeure.
Such an event will include acts of God, earthquakes, inclement weather, strikes, riots, insurrections, civil unrest, blockades, sabotage, and acts of war (whether declared or not). The Parties agree that the term of Force Majeure will be interpreted in accordance with the generally accepted principles and practices of the international petroleum industry.
27.3    Notice of Force Majeure
If one of the Parties is unable to comply with any obligation or condition stipulated in this Contract due to Force Majeure, it will notify the other Parties in writing as soon as possible, and in any event no later than fourteen (14) days after the event in question, giving the reason for its noncompliance and the details of the Force Majeure, as well as the affected obligation or condition. The Party affected by the Force Majeure will exert all reasonable efforts to remove the cause, keep the other Parties fully informed of the situation and the current evolution of the Force Majeure event, and will promptly notify the other Parties as soon as the Force Majeure event is over and no longer prevents it from complying with its obligations or conditions under this Contract.
27.4    Continuation of obligations
All obligations, other than those affected by the event of Force Majeure, will continue to be met in accordance with this Contract
27.5    Cessation of Force Majeure
On cessation of the Force Majeure event, the relevant Party will undertake and complete, as soon as practicable and within a time frame mutually agreed on by the Parties, all obligations suspended because of the Force Majeure.
27.6    Continuation of Force Majeure
When a Force Majeure situation lasts more than ninety (90) days, the Parties will consult to examine the situation and implications for Petroleum Operations, in order to establish the appropriate course of action to comply with contractual obligations in the circumstances of the Force Majeure. In such case, the period of this Contract will be extended by the same amount of time that the Force Majeure has lasted.

ARTICLE 28
ASSISTANCE AND NOTIFICATIONS
28.1    Assistance of the Ministry
28.1.1    The Ministry will facilitate, within the limits of its authority, and in accordance with the rules and procedures in effect in Equatorial Guinea, the performance of the Contractor’s activities by granting it all permits, licenses, and access rights that are reasonably necessary for the purposes of Petroleum Operations, and by making available to it all necessary services with respect to Petroleum Operations in Equatorial Guinea.
28.1.2    The Ministry will also facilitate and assist the Contractor, within its authority, and in accordance with the rules and procedures in effect in Equatorial Guinea, in obtaining all permits, licenses, or rights not directly related to Petroleum Operations, but that the Contractor may reasonably require for the purposes of meeting its obligations under this Contract.
28.2    Notifications and other communications
All notices, approvals, or other communications authorized or required between the Parties by any of the provisions of this Contract will be in writing (in Spanish and English), addressed to the Parties and delivered in person by courier service or by any electronic means of transmitting written communications that provides written confirmation of complete transmission. For purposes of this Contract, oral communication does not constitute notice or approval, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only. A notification or approval given under any provision of this Contract will be considered delivered only when actually received by the Party to whom such notice or approval is directed, and the time for such Party to deliver any communication in response to such originating notice or approval will run from the date the originating notice or approval is received. Each Party will have the right to change its address at any time and/or designate another Person or address that copies of all such notifications or approvals be directed to by notification in writing of this change to all other Parties.
For the State:

MINISTRY OF MINES AND HYDROCARBONS
Carretera Autovía Malabo II
Malabo, Bioko Norte
República de Guinea Ecuatorial
To the attention of: His Excellency, the Minister of Mines and Hydrocarbons
Copy to the attention of: Director General of Hydrocarbons
Telephone:    + (240) 09-3567, 09-3405
Fax:    + (240) 09-3353

For the National Company:

GUINEA ECUATORIAL DE PETRÓLEOS
Calle
Apartado Postal 965
Malabo
Guinea Ecuatorial
To the attention of the Director General
Telephone:    + (240) 09-6769
Fax:    + (240) 09-6692

For Panoro

Panoro EG Exploration Limited
c/o Panoro Energy Limited
78 Brook Street
London, W1K 5EF
England

To the attention of the Chief Executive Officer
Telephone:    +44 203 405 1060
Fax:        +44 203 004 1130

For KEEG

Kosmos Energy Equatorial Guinea
c/o Circumference (Cayman), P.O. Box 32322
4th Floor, Century Yard,
Cricket Square, Elgin Avenue
George Town, Grand Cayman, KY1-1209
Cayman Islands

For the attention of:
General Counsel
+1214 445-9600
+1214 445-9705

ARTICLE 29
MISCELLANEOUS
29.1    Amendments
This Contract may only be amended in writing and by mutual agreement between the Parties; any amendments made in contravention of this provision will not be valid.
29.2    No Association
This Contract will not be interpreted to create an association, joint venture, or partnership between the Parties or to impose any partnership obligations or responsibilities of association on the Parties.
29.3    Entirety of agreement
With respect to the subjects it addresses, this Contract (i) constitutes the entire agreement of the Parties and (ii) supersedes all previous agreements and negotiations between the Parties.
29.4    Exemptions or waivers
If one Party exonerates any other Party from one or several instances of noncompliance with the stipulations of this Contract, such exoneration will not be interpreted or have the effect of exonerating the same Party from past or future noncompliance, whether similar or different. Unless expressly provided otherwise in this Contract, no Party will be considered to have waived, eliminated, or modified any of its rights under this Contract unless the Party has expressly stated, in writing, that it waives, eliminates, or modifies that right.
29.5    Conflict of interest
29.5.1    Each of the Parties constituting the Contractor commits itself to avoiding any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in connection with activities contemplated under this Contract.
29.5.2    In the event of any conflict between the principal document of this Contract and its Annexes, the principal document will prevail. In the event of any conflict between this Contract and the Hydrocarbons Law, the Hydrocarbons Law will prevail.

29.6    Commercial transaction
    This Contract is entered into by the State as a commercial transaction and is of a commercial nature.
29.7    No third party entitlement
Only the Parties have or are intended to have any right or remedy or to obtain any benefit under this Contract. This Contract may not be enforced by any other person or entity that is not a party to it.

ARTICLE 30
INTERPRETATION
30.1    The table of contents, headings, and subheadings used in this Contract are for convenience only and should not be interpreted as having any substantive significance or as indicating that all of the provisions of this Contract relating to any topic are to be found in any particular Article.
30.2    Any reference to the singular implies reference to the plural, and vice versa.
30.3    Any reference to the masculine gender includes a reference to the feminine gender, and vice versa.
30.4    Unless otherwise stipulated, reference to an Article or an Annex means an Article or Annex of this Contract.
30.5    The words includes and including mean includes and including without limiting the generality of the description preceding the term and are used in an illustrative and not limiting sense.
30.6    Any reference to a Person will be interpreted as including a reference to its successors, authorized transferees, and authorized transferors.
30.7    Any reference to a law or standard will be interpreted as a reference to such law or standard as it may have been or may be amended or repromulgated from time to time, or any subordinate legislation made or standard created, or may from time to time be created, under such law or standard.
30.8    Reference to this Contract or part thereof or any other document will be interpreted as a reference to it as it may be amended, supplemented, renewed, or replaced from time to time.

ARTICLE 31
EFFECTIVE DATE
This Contract will become effective on the date the Contractor receives notification in writing of its ratification by the President of the Republic of Equatorial Guinea.
IN WITNESS WHEREOF, the Parties have signed this Contract in three (3) originals in Spanish, and three (3) originals in English. In case of any conflict, the text in Spanish will prevail.

THE REPUBLIC OF EQUATORIAL GUINEA
THE MINISTER OF MINES AND HYDROCARBONS
Signature:

Name: Gabriel Mbaga Obiang Lima
Position: Minister of Mines and Hydrocarbons
GUINEA ECUATORIAL DE PETRÓLEOS

Signature:

Name: Antonio Oburu Ondo
Position: Director General

PANORO EG EXPLORATION LIMITED
Signature:

Name: John Hamilton
Position: Chief Executive Officer

KOSMOS ENERGY EQUATORIAL GUINEA
Signature:

Name: [ ]
Position: [ ]

ANNEX A
CONTRACT AREA

This Annex is an integral part of this Contract between the Republic of Equatorial Guinea and the Contractor.

On the Effective Date, the initial Contract Area covered an estimated area of two hundred and forty point thirty-eight (240.38) square kilometers (km2) or twenty-four thousand and thirty-eight (24,038) hectares for the purposes of Article 11.4.

The Contract Area is described on the map provided in Annex B. The points indicated on that map are defined below, by reference to the Greenwich meridian and their geographic coordinates:

Point	X (UTM)	Y (UTM)	Lat (DD)	Long (DD)	Lat (DMS)	Long (DMS)
1	545524.46	161818.17	9.409246394	1.463978792
2	540820.98	154677.70	9.366954211	1.399386467
3	542672.45	149657.47	9.383590314	1.353964588
4	539344.96	144942.52	9.353672740	1.311313244
5	527821.38	151461.17	9.250094020	1.370300541
6	527810.82	151467.58	9.249999410	1.370358879
7	527809.36	165797.04	9.250000000	1.500000000
8	529882.40	165797.28	9.268636113	1.500000000
9	531672.07	161746.73	9.284720225	1.463351757
10	533523.14	162364.29	9.301360613	1.468937077
11	535879.39	165700.05	9.322547057	1.499112541
12	545524.46	161818.17	9.409246394	1.463978792

ANNEX B
MAP OF THE CONTRACT AREA
This Annex is attached to this Contract between the Republic of Equatorial Guinea and the Contractor and forms an integral part of it.
This map is included for illustrative purposes only and in the event of any discrepancy or conflict, the Contract Area will be defined by the geographical co-ordinates specified in Annex A.

ANNEX C
ACCOUNTING PROCEDURE

This Annex forms an integral part of the Contract between the Republic of Equatorial Guinea and the Contractor. Annex C follows this page.

ARTICLE 1
GENERAL PROVISIONS
1.1    OBJECT
The object of this Accounting Procedure is to establish equitable criteria and methods of calculation and accounting applicable to the provisions of the Contract, and in particular, to:
(a)    classify and define Petroleum Operations Costs; and
(b)    prescribe the form for preparing and submitting the financial statements of the Contractor in accordance with accounting principles in effect in Equatorial Guinea.
1.2    INTERPRETATION
For purposes of this Accounting Procedure, the terms used here and defined in the Contract will have the same meaning when used in this Accounting Procedure. In the event of any discrepancy or conflict between the provisions of this Accounting Procedure and any other provisions of the Contract, the provisions of the Contract will prevail.
1.3    ACCOUNTING RECORDS AND FORMS
1.3.1    In accordance with the provisions of Article 16.1 of the Contract, the Contractor will maintain in its office in Equatorial Guinea original, complete, true, and correct accounts, books, and records of the Production and disposition of Hydrocarbons, and all costs and expenses under the Contract, as well as all other records and data necessary or proper for the settlement of accounts in accordance with the laws of Equatorial Guinea, generally accepted accounting procedures, and generally accepted good practices in the international petroleum industry and in accordance with the chart of accounts agreed to in conformance with Article 1.3.2 below
1.3.2    Within sixty (60) days from the Effective Date, the Contractor will submit to and discuss with the Ministry a proposed outline for the chart of accounts and the books, records, and reports in accordance with generally accepted standards and consistent with normal petroleum industry procedures and practices.
Within sixty (60) days of receiving the above proposal, the Ministry will either provide notification of its approval of the proposal, or request in writing that revisions be made.
Within one hundred eighty (180) days after the Effective Date, the Contractor and the Ministry will agree on the scheme for the chart of accounts, books, records, and reports that will describe the basis of the procedures and accounting system to be developed and used in accordance with this Accounting Procedure. Following the agreement, the Contractor will immediately prepare and provide the Ministry with formal copies of the detailed and complete chart of accounts and manuals related to the procedures, and a list of the records and information to be posted, recorded, reported, and that will be monitored under the Contract
1.3.3    In addition to the generality of the foregoing, the Contractor will submit to the Ministry, at regular intervals, statements relating to the Petroleum Operations, including, but not limited to, the following:
(a)    monthly Production statement;
(b)    Quarterly statement of Production value and prices;
(c)    Annual statement of Petroleum Operations Costs;
(d)     annual statement of Petroleum Operations Cost not yet recovered;
(e)    Production participation statement;

(f)    Annual end-of-year statement;
(g)     Annual Budget Quarterly tracking statement;
(h)    statement of tangible goods subject to depreciation, and
(i)    Quarterly statement of goods, materials, and property whose ownership is expected to be transferred to the State within three (3) months following the report, owing to total recuperation of their cost.
1.3.4    All reports and statements will be prepared in accordance with the Contract, the laws of Equatorial Guinea and any approved regulations conforming to them, and in accordance with generally accepted good practices of the international petroleum industry.
Within forty-five (45) days of the close of the Calendar Year, the Contractor will present to the Ministry the budget implementation as well as the annual accounts (the balance sheet, the cash flow statement, and the income statement). The internal audit report will be attached for the trustworthiness of the information.
1.4    LANGUAGE AND UNIT OF ACCOUNT
Unless otherwise agreed, all accounts, records, books and reports will be prepared and maintained in Spanish and English and will be expressed in Dollars. Additionally, Contractor may maintain accounts and records in other languages and currencies for information purposes only.
1.5    VERIFICATION AND AUDIT RIGHTS OF THE STATE
1.5.1    When the Ministry exercises its audit right under Article 16.3 of the Contract, it will provide notice to the Contractor at least sixty (60) days in advance of that audit, which will take place during regular business hours. The Contractor will make available to the Ministry all accounts, books, records, invoices, cash vouchers, debit notes, price lists, or any other documentation referring to Petroleum Operations. Furthermore, the auditors will have the right, in connection with such audit, to visit and inspect, at reasonable times, any of the Contractor’s sites, plants, facilities, warehouses, and offices that affect Petroleum Operations directly or indirectly, and to interview personnel associated with those Operations.
The Contractor will make every effort to provide records and accounts from any of its Affiliates or other Persons necessary to support their charges.
For charges made based on units of time, the Contractor will see that its Affiliate(s) present a report of an internationally recognized independent accounting firm certifying that the charges invoiced by the Affiliate represent a reasonable assignment, complete and accurate charges to Petroleum Operations, excluding any element of profit and duplication of costs, and that apply consistently to all activities of the Affiliate. If the Ministry does not conduct an audit within the time stipulated in accordance with Article 16.3 of the Contract, the Contractor’s accounts, books and records will be considered correct and final.
1.5.2    Any audit exceptions will be made in writing and reported to the Contractor within ninety (90) days of completion of the corresponding audit. Failure to report such exception by the Ministry will be considered an acknowledgement of the accuracy of the Contractor's books and accounts.
1.5.3    If the Contractor fails to respond to any notice of exception under Article 1.5.2 within ninety (90) days of receipt of such notice, the results of the audit will be considered valid and accepted by the Contractor. After that period of time, the Ministry’s exception will prevail.
1.5.4    Any adjustments resulting from an audit will be promptly applied to the Contractor's accounts; any adjustments to payments due will also be effected promptly.

1.5.5    If the Contractor and the Ministry are unable to reach final agreement on the proposed audit adjustments they will resolve the dispute in accordance with the provisions of Article 16.3.3 of this Contract.
While audit-related issues are still outstanding, the Contractor will preserve any relevant documents and allow the Ministry access to them until the issue is finally resolved.
1.6    CURRENCY EXCHANGE RATES
The exchange rate will be determined monthly, based on the arithmetic average of the closing buy and sell rates for the Dollar against the CFA (Communauté Financière Africaine, or African Financial Community) currency unit for the month, as published by the BEAC.
The exchange rate of the preceding calendar month will be used for exchange transactions and for the purpose of determining the counter value of Dollars in the Equatoguinean currency unit for the next month.
1.7    ACCOUNTING BASIS
All books and accounts will be prepared on an accrual accounting basis. Revenues will be posted to the accounting period in which they were earned, without any need to recognize whether a given transaction results in a disbursement or cash receipt. Expenses and costs will be regarded as incurred, in the case of physical items, during the accounting period in which the relevant title is transferred to the Contractor and in the case of services, during the accounting period in which the services are provided. Nevertheless, allocation of accountable revenues and expenditures will be carried out according to the Accrual Accounting Principle contemplated in the General Accounting Plan of Equatorial Guinea, within the framework of OHADA.
1.8    REVIEW OF ACCOUNTING PROCEDURE
By mutual agreement, the Ministry and the Contractor may periodically review this Accounting Procedure at the request of one of the Parties.

ARTICLE 2
GENERAL CLASSIFICATION OF PETROLEUM COSTS

All costs related to Petroleum Operations will be classified in accordance with their end use. Classification criteria will be included in the approved Annual Work Program and Annual Budget for the Calendar Year in which the expenditure is made. All Petroleum Operations Costs will be classified, defined, and allocated as stated below.
2.1    EXPLORATION COSTS
Any and all direct, general, and administrative costs incurred during Hydrocarbon Exploration and Appraisal activities in an area that is part of the Contract Area, including but not limited to:
(a)    surveys and aerial, geophysical, geochemical, paleontological, geological, topographical, and seismic studies and their interpretation;
(b)    core hole drilling;
(c)    any labor, materials, supplies, and services used in drilling Exploration Wells and Appraisal Wells;
(d)    any facilities used solely in support of the purposes described in paragraphs (a), (b), and (c) above, including access roads and acquired geological and geophysical data, all separately identified; and

(e)    any other cost incurred in the Exploration and Appraisal of Hydrocarbons after the Effective Date but prior to the date of approval of a Development and Production Plan with respect to the relevant Field and not covered under Articles 2.2, 2.3, and 2.4 below.
2.2    DEVELOPMENT AND PRODUCTION COSTS
Development and Production Costs are all approved direct, general, and administrative costs incurred during Development and Production activities, including, among others, the following:
(a)    drilling Wells defined as Development Wells for purposes of producing from a Commercial Discovery, whether these Wells turn out to be dry or productive by nature, and drilling Wells for the injection of water or gas to enhance Hydrocarbon recovery;
(b)    completing Wells by way of installation of casing or equipment or otherwise after a Well has been drilled for the purpose of bringing the Well into use as a Development Well or a Well for the injection of water or gas to enhance Hydrocarbon recovery;
(c)    transportation and installation of tank storage facilities, pipelines, flow lines, production and treatment units, wellhead equipment, subsurface equipment, enhanced recovery systems, offshore platforms, export terminals and piers, harbors, and related facilities, and access roads for development activities; and
(d)    engineering and design studies for facilities referred to in item (c).
2.3    OPERATIONS OR PRODUCTION COSTS
Any general, administrative and service costs, and any other Petroleum Operations Costs incurred from the approval date of any relevant Development and Production Plan, and from the beginning of depositing funds for the Reserve Fund.
2.4    COMMERCIALIZATION COSTS
Any costs incurred to export Hydrocarbons to the Delivery Point.
2.5    ASSIGNMENT OF GENERAL AND ADMINISTRATIVE COSTS
    With the exception of general and administration costs incurred in Equatorial Guinea that can be directly assigned to the Annual Budget, the general and administration expenditures incurred by the Contractor outside the national territory with respect to Petroleum Operations will be determined in accordance with the sliding scale set out below, based on total Petroleum Operations Costs actually incurred during the Year and duly justified by the Contractor and approved by the Ministry:
(a)    Before commencement of Production:
All Petroleum Operations Costs
Up to five million Dollars        $ 5MM            4%
Next ten million Dollars        $ 10MM        3%
Next fifteen million Dollars        $ 15 MM        1.5%
Remaining balance                         0.5%
(b)    From commencement of Production:
All Petroleum Operations Costs

Up to five million Dollars        $ 5MM            5%
Next ten million Dollars        $ 10MM        2%
Next fifteen million Dollars        $ 15MM        1.5%
Remaining balance                        0.5%
2.6    Except as provided otherwise in the Contract, approved Petroleum Operation Costs described in Articles 2.1 to 2.5 of this Accounting Procedure will be recoverable by the Contractor in accordance with Article 7.2 of the Contract.
2.7    RECOVERY OF INTEREST
Subject to and in accordance with the Hydrocarbons Law, any interest on loans obtained by the Contractor from Affiliated Companies will not be recoverable as a Petroleum Operations Cost, nor will it be deductible for tax purposes when estimating any Income Tax liabilities of the Contractor, unless that interest has been approved by the Ministry. Any interest on loans obtained by the Contractor from Persons other than Affiliated Companies for investments in Petroleum Operations will not be recoverable as a Petroleum Operations Cost but will be deductible for tax purposes when estimating any Income Tax liabilities of the Contractor, provided that the rate of interest and the terms of repayment have been approved by the Ministry in advance.
2.8    NONRECOVERABLE COSTS
Costs that are not recoverable as Petroleum Operations Costs will include the following:
(a)    signing bonus paid by the Contractor;
(b)    Commercial Discovery bonus paid by the Contractor;
(c)    all Production bonuses paid by the Contractor;
(d)    surface leases paid to the State;
(e)    interest on loans as provided by Article 2.7 of this Accounting Procedure;
(f)    any unapproved cost overruns exceeding the limits of Article 4.4 of the Contract;
(g)    all payments made to the State for failure to meet minimum Exploration work obligations in accordance with Article 3 of the Contract;
(h)    all fines and sanctions incurred for violating the laws and regulations of Equatorial Guinea;
(i)    all donations to the State or other similar expenses, unless otherwise agreed;
(j)    the State’s audit and inspection expenses incurred as a result of the failure to keep original documents in the Contractor’s offices in Equatorial Guinea;
(k)    all sanctions imposed on the Contractor under the Hydrocarbons Law or otherwise;
(l)    costs related to assignments made by the Contractor to any of its Affiliates or other Persons;

(m)    Income Tax and minimum rates charged for government services, other than customs fees or the cost of charges for services such as costs paid by the Contractor under Article 6.8 of the Contract;
(n)    costs incurred to remediate damages, including pollution, caused by the Negligence of the Contractor; and
(o)    costs incurred by the Contractor before signing the Contract, except those costs associated with negotiating the Contract, that will be considered historical costs and recoverable in accordance with the present Contract.
2.9    INSURANCE AND CLAIMS
Petroleum Operations Costs will include premiums paid for required and approved insurance in accordance with the Contract. All expenses incurred and paid by the Contractor for any insurance claim, minus any costs recovered by the Contractor by means of insurance claims, will be included and recoverable as Petroleum Operations Costs.
These Petroleum Operations Costs will be recoverable and deductible as tax expenses provided the Contractor has duly withheld withholding tax at source.
2.10    INVENTORY ACCOUNTING
All costs of articles bought for inventory will be recoverable from the Calendar Year in which the materials and equipment were used in Petroleum Operations in the Contract Area.

ARTICLE3
OTHER CLASSIFICATION OF COSTS AND EXPENDITURES
(Accounting methods to estimate Income Tax liability)
During any Calendar Year in which Petroleum Operations occur, the Petroleum Operations Costs will include the following:
3.1    CAPITAL COSTS
All capital costs for the current Calendar Year will be classified as Tangible (subject to depreciation) and Intangible.
3.1.1    TANGIBLE CAPITAL COSTS
Tangible capital costs are those which are not intangible capital costs incurred to make the purchase of any asset related to Petroleum Operations that usually have a working life of more than one (1) Year; these assets will be subject to annual depreciation in accordance with the provisions stipulated in these Accounting Procedures. Tangible Capital Costs include the following:
(a)    for Development Wells: the costs of material and equipment employed in the culmination process (equipment for the well bottom, fixed production pipes, production packagers, valves, wellhead equipment, subsoil machinery for elevation, pumping rods, surface pumps, discharge cables, collection equipment, delivery pipes, fixed Christmas tree with its valves, oil pipes and gas pipes, fixed material and equipment, docks, anchors, buoys, facilities and equipment for processing of hydrocarbons, secondary recovery systems, reinjection compressors, water pumps and their pipes);

(b)    for all purchase of goods and equipment: the real cost of the asset (excluding transport), the construction cost of platforms outside of the Contract Area, the cost of power generation equipment and the cost of facilities on land;
(c)    for the purchase of movable goods: automotive machinery (vehicles, tractors, tugs, tools, lighters, etc.), construction machinery and equipment (office furniture and equipment, among others);
(d)    for construction purposes: the cost of construction of houses and residential facilities, offices, warehouses, workshops, energy plants, storage facilities and access roads for development activities, the cost of quays and anchors, the treatment plant and machinery, the secondary recovery system, the gas plants and steam systems; and
(e)    drilling and production facilities and platforms.
With the exception of the land acquired by the Contractor, all the goods mentioned here will depreciate in accordance with Article 3.2 of the Accounting Procedure.
3.1.2    INTANGIBLE CAPITAL COSTS
The Intangible capital costs will be the ongoing costs incurred in the purchase of movable goods and services directly related to Petroleum Operations and will be recognised as expenses at the moment they are incurred. These costs/expenses will include the following:
(a)    the costs of aeromagnetic, airborne gravimetry, topographical, geological, geophysical and geochemical studies, costs of interpretation and reinterpretation of technical data, labour required for exploration and similar costs:
(b)    drilling costs of Exploration Wells and Appraisal Wells: costs of services provided to drill Development and Appraisal Wells, chemical products, leasing costs (of helicopters, lighters, boats, tugs etc.), transport, warehousing facilities, accommodation, technical services for mud control, Well geology, controlled directional drilling of Wells, diving service, mud control, Well geology tests, hardening and related costs;
(c)    drilling costs of Development Wells such as mobilisation and demobilisation of platforms and drilling equipment, drilling contracts and hire of platforms and drilling equipment, labour for platform facilities and infrastructure, fuel, water, drivers, drill bits, drilling tubes, hire of equipment, production test equipment, Christmas tree for production and mud tests and components, chemical products, hire costs (of helicopters, lighters, boats, tugs, etc.), transport, warehousing facilities, accommodation, technical services for mud control, Well location geology, directional drilling of Wells, diving service, production and evaluation test, culmination and supervision;
(d)    the acquisition or purchase costs of goods and services such as transport costs, operating costs, verification of equipment, costs of on site installation, maintenance costs and fuel costs;
(e)    general services (electrical registers, vertical seismic profile [VSP], mud control, sample collection, Well geology tests, hardening, production test, supervision and similar costs), delineation services, all leasing of heavy engineering machinery and other expenses incurred abroad;
(f)    materials, reconstruction of access roads and other types of roads and other intangible goods for construction, public services and construction support; and
(g)    other Exploration Costs, Appraisal costs, auxiliary or temporary installations with a working life of less than one (1) Year.
3.2    DEPRECIATION OF TANGIBLE CAPITAL COSTS

Depreciation will be calculated from the Calendar Year in which the asset is brought into service, allowing a full Year of depreciation during the initial Calendar Year. For the purposes of estimating liability with respect to Income Tax, depreciation will be calculated using the linear method over five (5) Years.
3.3    NON-CAPITAL COSTS
Non-capital costs will be classified as follows:
3.3.1    COSTS DEDUCTIBLE BY THE CONTRACTOR
For the purposes of Income Tax, costs deductible by the Contractor will include the following:
(a)    general and administrative expenses (staff salaries, insurance payments, labour, office technical services and other similar services, material services, public relations, expenses abroad related to Petroleum Operations in Equatorial Guinea determined in accordance with Article 2.5 of the Accounting Procedure);
(b)    labour, materials and services used indirectly in Development Drill operations, viability studies for the production of Crude Oil or Natural Gas fields, secondary recovery operations, warehousing, handling, transport and delivery operations, Natural Gas Well operations, transport and delivery of Natural Gas, services for treatment of Natural Gas, environmental protection measures and all other maintenance activities indirectly related to the Petroleum Operations.
3.3.2    COSTS NOT DEDUCTIBLE BY THE CONTRACTOR
For the purposes of Income Tax, the following Contractor costs will not be deductible:
(a)    Bonus paid by Contractor for agreement of Contract;
(b)    Commercial Discovery bonus paid by the Contractor;
(c)    Production bonuses paid by the Contractor;
(d)    surface leases paid to the State;
(e)    any unapproved excess cost that exceeds the limits established by Article 4.4 of the Contract;
(f)    interest on loans, in accordance with Article 2.7 of this Accounting Procedure;
(g)    any payment made to the State for breach of the minimum obligations of Exploration work in accordance with the provisions of Article 3 of the Contract;
(h)    any fine or penalty imposed for infringement of any laws or regulations, including the laws and regulations of Equatorial Guinea;
(i)    any amounts that exceed the limits established in relation to the depreciation of tangible assets;
(j)    any donation to the State or other similar expenses unless otherwise agreed;
(k)    the costs of auditing and State inspection incurred due to failure to keep original documents at the office of the Contractor in Equatorial Guinea;

(l)    any penalty imposed on the Contractor in accordance with the Law of Hydrocarbons or otherwise;
(m)    costs related to transfers made by the Contractor to any of its Affiliates or other Persons.

ARTICLE 4
BASIS FOR CALCULATION OF INCOME TAX
4.1    PRACTICAL DETERMINATION OF TAXABLE INCOME
To determine the taxable income and to calculate liability with respect to the annual Income Tax of each member of the Contractor, the following will be considered:

Taxable income = [(1)] - {[(2)+(3)+(4)]+[(5)+(6)+(7)+(8)]}.
(1)    Gross annual income (including gifts)
(2)    Gifts
(3)    State Share of Net Crude Oil
(4)    National Company share of Hydrocarbons based on interest owed or with payment obligations in the Contract under Article 8
(5)    Deductible Intangible capital costs
(6)    Depreciation of Tangible capital costs
(7)    Non-capital deductible costs
(8)    Losses authorised and certified by the Ministry corresponding to previous Calendar Years.
Points (2), (3) and (4) will include the sum paid by each member of the Contractor to the State or to the National Company for their purchase of the portion of State Hydrocarbons (Articles 7.1 and 7.4 of the Contract) or of the portion of Hydrocarbons corresponding to the Participation Interest of the National Company as a member of the Contractor (Article 8 of the Contract) or its sale by the State or the National Petroleum Company.
Points (5), (6), (7) and (8) will include the costs paid by each member of the Contractor which were attributed to payment of the share of another member of the Contractor Participation Interest, including participation of the National Company under Article 8.
4.2    PRINCIPLE OF TAX TREATMENT OF DEFICIT IN A FINANCIAL YEAR
In the event of a deficit occurring during a Calendar Year, that deficit will be treated as a charge on the following Calendar Year and will be deducted from the profit recorded during the said Calendar Year; in the event that this profit is not sufficient to fully offset the deduction, any excess deficit (certified by the Ministry) will be transferred successively to the profit for the following Calendar Year.

ARTICLE 5
RECORDS AND VALUATION OF ASSETS
5.1    RECORDS

The Contractor will keep correct, exact and detailed records of all goods used for Petroleum Operations according to the Contract and in accordance with generally accepted practice in the international oil industry.
5.2    INVENTORIES AFTER INITIAL PRODUCTION
Within one hundred and eighty (180) days following the start of production in a Field, the Contractor will prepare an initial inventory (which will be included as part of the status of materials required in accordance with Article 6 of this Accounting Procedure) of all goods to be used for Petroleum Operations and their value recorded in the Contractor's books.
5.3    INVENTORIES IN SUBSEQUENT OPERATIONS
Following preparation of the initial inventory of the goods, the inventories of goods used in Petroleum Operations as per the Contract will be made at regular intervals but at a minimum once every five (5) Calendar Years.
The Contractor will notify the Ministry at least thirty (30) days in advance of its intention to conduct the said inventory and the Ministry will have the right to be represented when the said inventory is taken. The Contractor must clearly state the principles on which valuation of the inventory has been based and will provide the Ministry with a full report of this inventory within a period of ninety (90) days from conclusion thereof.

ARTICLE 6
STATEMENTS AND RECORDS
6.1    FINANCIAL STATEMENTS AND TAX REPORTS TO BE SUPPLIED BY THE CONTRACTOR
The Contractor must present detailed accounts indicating the Petroleum Operations Costs incurred by the Contractor during the previous Calendar Year. These accounts must be submitted to the Ministry within a period of ninety (90) days calculated from the end of the Calendar Year and will be certified by an independent auditor accepted by the Parties. This period may be extended by an additional thirty (30) days at the request of the Contractor and with the approval of the Ministry and this consent must not be refused or delayed without reasonable justification.
Income Tax statements must be duly completed with the detailed information required to facilitate full comprehension by the tax authorities of Equatorial Guinea, including:
(a)    details of depreciation;
(b)    details of fixed assets;
(c)    statistics and details of Production and export;
(d)    all tax reports specified in the Contract; and
(e)    detailed information on deductible expenses to estimate the tax obligations in accordance with the Tax Law.
6.2    PRODUCTION STATEMENT
Without prejudice to the rights and obligations of the Parties as per the Contract, from the initial date of the start of commercial Production in the Contract Area, the Contractor will present the Ministry with a monthly Production statement containing the information listed below separated by Field and consolidated for the Contract Area:
(a)    the amount of Crude Oil produced and conserved;

(b)    the quality characteristics of the Crude Oil produced and conserved;
(c)    the amount of Natural Gas produced and conserved;
(d)    the quality characteristics of this Natural Gas produced and conserved;
(e)    the amounts of Crude Oil and Natural Gas used to perform drilling and Production Operations;
(f)    the amounts of Crude Oil and Natural Gas unavoidably lost;
(g)    the amounts of Natural Gas burned off and flared;
(h)    the amounts of Hydrocarbons in existence at the start of the calendar month in question;
(i)    the amounts of Hydrocarbons in existence at the end of the calendar month in question;
(j)    the amounts of Natural Gas reinjected into Hydrocarbon deposits; and
(k)    the amounts of Hydrocarbons delivered and sold.
All amounts indicated in this statement will be expressed both in volume terms (Barrels of Crude Oil [bbls] and cubic metres of Natural Gas [M3]) and in weight (metric tons [MT] and long tons [LT]).
The Production statement for each calendar month and the technical report for each Well will be presented to the Ministry no later than thirty (30) days after the end of the said calendar month.
6.3    STATEMENT OF THE PRODUCTION VALUE AND THE PRICE
To satisfy the purposes of Article 10 of the Contract, the Contractor will prepare a Quarterly statement supplying detailed information about the value of the Hydrocarbons produced, conserved and sold during each Quarter.
The statement of the value of Production will include the following information:
(a)    the amounts, prices and income received by the Contractor as a consequence of sales of Hydrocarbons to third parties during the Quarter in question;
(a)    the amounts, prices and income received by the Contractor as a consequence of sales of Hydrocarbons, other than sales to third parties, during the Quarter in question;
(c)    the value of the stocks of Hydrocarbons at the end of the Quarter preceding the Quarter in question;
(c)    the value of all stocks of Hydrocarbons at the end of the Quarter in question; and
(e)    the information available to the Contractor regarding the prices of competitive Crude Oil in so far as is necessary for the purposes of Article 10 of the Contract.
6.4    STATEMENT OF COSTS OF PETROLEUM OPERATIONS
6.4.1    Quarterly Statement
The Contractor will prepare a Quarterly statement of thePetroleum Operations Costs listing the Petroleum Operations Costs incurred by the Contractor with respect to the Contract Area, as established in this Accounting Procedure.

Each Development Cost and Production Cost will be broken down for each Field, if relevant, and the Contractor will specify the basis for allocating shared costs. If the Ministry is not satisfied with the breakdown indicated within the categories, the Contractor will provide a more detailed breakdown.
All Exploration Costs must be indicated separately.
The statement of costs of Petroleum Operations for each Quarter will be presented to the Ministry no later than thirty (30) days after the end of the said Quarter.
6.4.2    Annual Statement
The Contractor will prepare an Annual statement the Petroleum Operations Costs with the following information, for the purposes of the provisions of Articles 9 and 16 of the Contract:
(a)    the Petroleum Operations Costs which have not yet been recovered and are carried over from the previous Calendar year, if they exist;
(b)    the Petroleum Operations Costs of the Calendar Year in question;
(c)    the quantity and value of the Production of Hydrocarbons that the Contractor has designated as Cost Recovery Oil in accordance with the provisions of Article 7.2 of the Contract for the Calendar Year in question; and
(d)    the Petroleum Operations Costs which have not yet been recovered at the end of the Calendar Year in question.
The Annual statement of Petroleum Operations Costs must be presented to the Ministry no later than forty-five (45) days after the end of the said Calendar Year.
6.5    STATEMENT OF PRODUCTION SHARE
Within a period of sixty (60) days following the end of each Calendar Year, the Contractor must present to the Ministry with respect to the said Calendar Year, a statement of the Production share including the following data for the purposes of Article 7 of the Contract:
(a)    the value of all sales of Hydrocarbons made by the Contractor from Effective Date until the end of the previous Calendar Year;
(a)    the value of all sales of Hydrocarbons made by the Contractor during the Calendar Year in question;
(c)    the total of points (a) and (b) at the end of the Calendar Year in question;
(d)    the accumulated Petroleum Operations Costs from the Effective Date until the end of the previous Calendar Year;
(e)    the Petroleum Operations Costs of the Calendar Year in question;
(f)    the total of points (d) and (e) at the end of the Calendar Year in question;
(g)    the amount and value of the Contractor's share in the Hydrocarbons;
(h)    the amount of the State's share in the Hydrocarbons and their value if they have been sold by the Contractor; and
(i)     the Hydrocarbons reserves as certified by an independent third party, if any, or calculated by the Contractor.
6.6    FINAL STATEMENT AT THE END OF THE YEAR

No later than the thirty-first (31st) of March of each Calendar Year, the Contractor must present to the Ministry a final statement of the end of the Calendar Year and a statement of accounts corresponding to the previous Tax Year in which the following information will be included:
(a)    accounting reconciliation of expenses against approved Annual Budget;
(b)    accounting reconciliation of expenses against recoverable costs; and
(c)    accounting reconciliation of expenses against deductible costs.
6.7    STATEMENT OF ANNUAL BUDGET
The contractor will present the Ministry with a statement of the Annual Budget in accordance with the provisions of Article 4 of the Contract. This statement will distinguish between the Exploration Costs, the Development Costs and the Production Costs budgeted for each Quarter and will correspond to the individual entries for Petroleum Operations included in the Annual Work Programme.

ANNEX D
GUARANTEE AGREEMENTS

This Annex consists of two Guarantee Agreements, D1 and D2, which are provided below.

ANNEX D.1
GUARANTEE AGREEMENT – FIRST EXPLORATION SUB-PERIOD OBLIGATIONS

This Annex forms an integral part of the Contract between the Republic of Equatorial Guinea and the Contractor.

This Guarantee Agreement is celebrated on this •of •, 202•

BETWEEN:
(1)     [[enter guarantor name], a company established and existing under the laws of [enter place of incorporation] with its registered address at [enter registered address of guarantor] (the “Guarantor”); and

(2)    THE REPUBLIC OF EQUATORIAL GUINEA (the “State”), represented for the purposes of this Guarantee by the Ministry of Mines and Hydrocarbons (the “Ministry”).

WHEREAS:
the Guarantor is the parent company or affiliate of [enter name of Contractor party providing guarantee], established in accordance with the laws of the [enter Contractor party place of incorporation], with its registered address at [enter registered address of Contractor party] (the "Contractor");
the Contractor has agreed a contract to participate in production (the "Contract") with, among others, the State with respect to the Contract Area;
the Contractor has a Participation Interest under the Contract;
the State wishes the signature and performance of the Contract by the Contractor to be guaranteed by the Guarantor and the Guarantor wishes to provide this Guarantee as an incentive for the State to agree the Contract and in return for the rights and benefits acquired by the Contractor under the contract; and
the Guarantor fully understands and wishes to guarantee certain contractual obligations of the Contractor under the Contract.
AS A RESULT, taking into account the premises established in this document and in exchange for a provision of security, the receipt and sufficiency of which are demonstrated by this document, the Guarantor agrees and undertakes with the Contractor as follows:

ARTICLE I
DEFINITIONS
Section 1.1. Definitions. Except where the contrary is specifically established or where the context demands the contrary, the terms defined in this Section 1.1 and in the introduction will have, for all purposes of this Guarantee Agreement, the meanings specified in this document. The following definitions apply both to the singular and the plural form of any of the terms defined in this document:

Guarantee Agreement
    The term “Guarantee Agreement” refers to this Guarantee Agreement, as it was originally signed and as it may, from time to time, be supplemented, modified or amended in accordance with the provisions of this document.
Affiliate
    The term “Affiliate” refers to a legal entity that Controls, or is Controlled by, or is Controlled by an entity that Controls a Party.
Control
    The term “Control” refers to direct or indirect ownership of more than fifty (50) per cent of the voting rights of a corporation, company or other legal entity. The terms deriving from the word “Control”, such as “Controls” and “Controlled by" will have the same meaning.
Banking Day
The term "Banking Day" refers to any day, except a Saturday, Sunday or any other day on which commercial banks whether in Malabo, Equatorial Guinea, London, England or in New York (N.Y.) are authorised or obliged to remain closed.
Maximum Amount
    The term “Maximum Amount” refers to the meaning stipulated in Section 3.1 of this Guarantee Agreement.
Person
The term “Person” refers to any physical person, corporation, limited liability company, company, participating company, association, public limited company, trust, unincorporated organisation, or government or any government body, authority or political subdivision.
Section 1.2. Other Terms Defined. The terms used with a capital letter which are not otherwise defined in this Guarantee Agreement will have the same meaning as that ascribed to them in the Contract.

ARTICLE II
DECLARATIONS OF THE GUARANTOR
Section 2.1. Declarations of the Guarantor. The Guarantor makes the following declarations to the State:
(a) The Guarantor has been duly established and exists under the laws of its place of establishment and enjoys all the faculties and corporate prerogatives necessary to enter into this Guarantee Agreement and to implement and complete all the transactions contemplated in this Guarantee Agreement.
(b) The agreement and delivery of this Guarantee Agreement and the completion of all of the transactions contemplated within it will not come into conflict with or constitute on the part of the Guarantor a violation or breach under the founding documents, articles of association or any contract, or any other important instrument or agreement to which the Guarantor is a party or to which the goods of the Guarantor are bound, or any order, rule or regulation of any court, government body or organ that has jurisdiction over the Guarantor or any of its activities or goods.
(c) This Guarantee Agreement has been duly authorised, signed and delivered by the Guarantor and constitutes a valid and binding obligation for the Guarantor.

ARTICLE III
GUARANTEE AND AGREEMENTS
Section 3.1. Guarantee By virtue of this document, the Guarantor guarantees to the State payment and timely compliance with all and any debts and obligations of the Contractor with respect to the State that arise from the First Exploration Sub-Period minimum work obligations as set out in the table in Article 3.1 of the Contract, including the payment of any sum the Contractor has to pay to the State when this payment is enforceable and payable; so long as, however, the liability of the Guarantor to the State under this Guarantee does not exceed one million Dollars (USD $1,000,000) (the “Maximum Amount”).The Maximum amount shall be reduced as a function of the sums expended that are related to the First Exploration Sub-Period minimum work obligations as described above, to the degree that they are complete.

Section 3.2 Claim procedure. In the event of breach by the Contractor in the performance of any of the obligations guaranteed under this Guarantee Agreement, in order to submit a claim under this Guarantee Agreement, the State or its duly authorised attorney must notify the Guarantor in writing of the amount owed and of the other points provided in (a) to (d) below, and the Guarantor, within a period of ten (10) Working Days, will pay or will cause payment in immediately available funds of the said amount as notified, in Dollars, to the bank account or other destination designated by the State and without any compensation or reduction of this amount with respect to any claim that the Contractor may have at the time or subsequently. The State will supply to the Guarantor, at the address of the Guarantor included in Section 4.2, a written notification, signed by an authorised representative of the State (the “Notification”) of breach by the Contractor with respect to its obligations established in the Contract, specifically indicating:
(a)the clause(s) allegedly breached,

(b)that the Contractor has failed to make timely payment or perform in a timely manner all or some of its obligations under the Contract,

(c)a description of the obligations breached and the amount that the Contractor must pay as a consequence of said breach, and

(d)that the Contractor has not paid to the State the amount claimed, that the State has notified the Contractor in writing of the lack of payment or breach and was informed of the intention of the State to enforce this Guarantee Agreement.

Section 3.3 Waiver of notification, agreement of modifications. The Guarantor waives the requirement to be notified of acceptance of this Guarantee Agreement and of the status of indebtedness of the Contractor at any time, and expressly agrees to any extension, renewal, modification or acceleration of the sums owed to the State in accordance with the Contract or any of the terms thereof, without this releasing the Guarantor of any of its responsibilities in accordance with this Guarantee.
Section 3.4 Absolute and unconditional guarantee. The obligations of the Guarantor, as established in Section 3.1 above, will be a guarantee of payment and of absolute and unconditional compliance with the obligations that should be performed strictly in accordance with the terms of the Contract and without respect to those defensive measures that may be available to the Contractor, including, among others, some of the following, with or without notice to or the consent of the Guarantor:

(a)     any modification, amendment, alteration, extension, tolerance, renunciation of the term of concession (material or otherwise) granted to the Contractor;
(b)    taking or not taking measures by the State against the Contractor;
(c)     any breach, omission, delay or failure by the State in enforcing, implementing or exercising any right, power or recourse that it may have against the Contractor;
(d)     the liquidation, dissolution, sale or other disposal, voluntary or involuntary, of all or almost all of the assets, administration of assets and liabilities, failure, insolvency, bankruptcy, transfer to the benefit of creditors, reorganisation, settlement, agreement with creditors or readjustment or other similar procedures that affect the Guarantor or Contractor or any of the respective assets of either of them, or any accusation or claim with regard to the validity of this Guarantee Agreement in any of these procedures;(e)     any defence based on a legal incapacity of the Contractor.
Section 3.5 Non exoneration of the Guarantor. The obligations of the Guarantor under this Guarantee will not be extinguished or affected in any way by the following: renunciation or delivery by the Contractor of the goods or other guarantee held or acquired in the future for the payment of any of the obligations guaranteed by this Guarantee Agreement; exchange, replacement or alteration of these goods or another guarantee; taking or ceasing to take any measure or action against the Contractor or the Guarantor with respect to these goods or other guarantees; or any other circumstance that could constitute a defence or exoneration, whether legal or in equivalence, of a guarantee.
Section 3.6 Prior actions of the State. The State will not be obliged in the first instance to demand payment or compliance from the Contractor or any other Person or to act against any good or security delivered to the State or to perform any other action before having direct recourse to the Guarantor.
Section 3.7 Accumulation of rights. The rights, powers and remedies of the State under this Guarantee are cumulative and not alternate and exist in addition to any right, power or remedy granted to the State by the law or by any other means.
Section 3.8 Continuity of the Guarantee. Agreement is made with the intention of granting a continuous guarantee of payment and compliance and will also be considered as such; additionally, it will remain in full effect and force while the Contract or any amendment to it are current or while any liability or obligation of the Contractor to the State continues in accordance with the Contract.
Section 3.9 Substitution. So long as the debt guaranteed by this guarantee has not been paid in full, the Guarantor will have no right of substitution with respect to any good, security, guarantee or other right that the State may have.
Section 3.10. Costs. If the State makes a successful legal claim against the Guarantor, the Guarantor agrees to pay all the costs, fees and duties, including the reasonable legal fees, which the State may have incurred to enforce or attempt to enforce this Guarantee Agreement following any breach by the Guarantor, whether to enforce it through legal trial or by any other means. If, notwithstanding, the State makes a legal claim against the Guarantor and the Guarantor is successful, the State agrees to pay all costs, fees and duties, including the reasonable legal fees, which the State may have incurred to enforce or attempt to enforce this Guarantee Agreement following any breach by the Guarantor, whether to enforce it through legal trial or by any other means. If the State makes a legal claim against the Guarantor and the decision favours both the State and the Guarantor (divided decision), each party will be responsible for its own costs, fees and duties, including the reasonable legal fees, which each party may have incurred to enforce or attempt to enforce this Guarantee Agreement following any breach of this Guarantee Agreement, whether to enforce it through legal trial or by any other means.

ARTICLE IV
MISCELLANEOUS

Section 4.1. Applicable legislation and resolution of disputes. This Guarantee Agreement will be governed by the laws of England (excluding the principles of choice of applicable jurisdiction under these laws). Any dispute between the parties to this Guarantee Agreement will be resolved in accordance with the procedures established in the provisions on conflict resolution included in the Contract.
Section 4.2. Notifications. All notifications and other communications to the State or the Guarantor will be made electronically or delivered in person to either of the parties to this document at the addresses indicated in this Section 4.2:
All communications for the State will be sent to:
[Address of the State]
            Attention: [position or name]
Fax number:    [fax number]
All communications for the Guarantor will be sent to:
Name: [*]
Address: [*]
Attention: [*]
Fax number: [*]
or to any other address or fax number that either of the parties has notified to the other in accordance with the provisions of this Section 4.2. All communications for the Contractor will be sent in accordance with the notification provisions included in the Contract.
For all of the purposes of this Guarantee Agreement, a notification or communication will be considered valid if:
(a)it is delivered in person, (i) on the day on which it is delivered, unless this is not a Banking Day or (ii) if it is delivered after the closing time of a Banking Day, the notification will be considered to have been received on the next Banking Day, and
(b)it is delivered by fax, on the date of sending, as shown by the 'fax sent' confirmation generated by the fax machine of the sender, unless the date of sending and confirmation is not a Banking Day or the time of confirmation is after the closing time for that day, in which case the notification will be considered to have been received on the next Banking Day.
Section 4.3. Banking Days. Unless the opposite is stipulated in this Guarantee Agreement, if a payment is to be made, a notification is to be delivered or any other measure is to be taken under this Guarantee Agreement on a date which is not a Banking Day, then this payment, notification or measure will be made, delivered or taken on the following Banking Day and, in the case of any payment, interest for late payment will not apply.
Section 4.4. Assignees and transferees. This Guarantee Agreement will be binding for the Guarantor and its permitted assignees and transferees and will operate to the benefit of the State and its permitted assignees and transferees. The Guarantor may not transfer its obligations under this Guarantee Agreement without the prior written consent of the State, on the condition that the State does not withhold approval of a transferee if the proposed transferee possesses consolidated net assets of not less than three (3) times the Maximum Amount. The State may not cede, sell or transfer its rights or shares in this Guarantee Agreement other than to an Affiliate of the State, and in the event of such a concession, sale or transfer occurring, immediate written notification must be sent to the Guarantor. If (i) the State or an Affiliate of the State sells, transfers or cedes part or all of its share in the Contract to a person who is not an Affiliate of the State or (ii) the State sells, transfers or cedes part or all of this Affiliate of the State to a person who is not an Affiliate of the State, then the

Maximum Amount under this Guarantee Agreement will be reduced proportionately from the date of this sale, transfer or cession and, in no circumstances, will the Guarantor be liable to any transferee.
    Section 4.5. Guarantee to the benefit of the State. The Guarantor enters into this Guarantee Agreement to the benefit of the State. None of the provisions included in this Guarantee Agreement will be deemed to generate any right or permit any Person to enforce or pursue any claim by virtue of this Guarantee Agreement or to be, either partially or in whole, to the benefit of any Person, other than the Guarantor, the State and their respective permitted assignees and transferees.
Section 4.6. Duration. This Guarantee Agreement will end and cease to have force when the first of the following dates occurs (a) the day on which the First Exploration Sub-Period minimum work obligation referred to in Article 3.1 of this Guarantee Agreement has been fully discharged by the Contractor; (b) the day on which the Contract expires, or (c) the day on which the Maximum Amount under this Guarantee is reduced to US$0 due to payment of the total amount, or (d) the day on which the Contractor ceases to be an Affiliate of the Guarantor. At the moment of its cancellation or expiry, the original of this Guarantee Agreement will immediately be returned to the Guarantor.
Section 4.7. Amendments and waivers. Any provision of this Guarantee Agreement may be amended or waived if and only if the said amendment or waiver is made in writing and signed by each party, the Guarantor and the State.
Section 4.8. Titles. The titles of the articles and sections of this Guarantee Agreement have the sole purpose of contributing to its organisation and will not affect its interpretation in any way.
Section 4.9. Partial invalidity. The lack of validity of one or more sentences, phrases, clauses or sections of this Guarantee Agreement will not affect the validity or enforceability of the other portions of this Guarantee Agreement or of any of its constituent parts.
Section 4.10. No waiver, appeals. No omission or delay by the State in exercising any right, power or privilege established in this Guarantee Agreement will be considered to constitute a waiver thereof; likewise, nor will the partial exercise of a single right, power or privilege exclude any other exercise or the exercise of any other right, power or privilege. The appeals included in this Guarantee Agreement are cumulative and do not exclude any other appeal contemplated in the law.
Section 4.11. Integrity of the Guarantee Agreement. This Guarantee Agreement constitutes the whole agreement and commitment by the parties with respect to this issue and replaces any prior oral and written statements in this regard; with the proviso that, for greater security, the State and the Guarantor recognise that this Guarantee Agreement does not have the purpose of amending and does not amend any term or condition of the Contract.
Section 4.12. Signature of several copies. Several examples of this Guarantee Agreement may be signed and each of these will be considered to be an original for any purpose. However, taken together, these copies will constitute a single instrument. Sending the signature page of a signed copy of this Guarantee Agreement by fax will have the same validity as manual delivery of a copy of this signed Guarantee Agreement.
IN PROOF WHEREOF, THE PARTIES TO THIS GUARANTEE AGREEMENT have caused this Guarantee Agreement to be signed in their respective names and on their behalf by their respective duly authorised officers on the date indicated on the first page above.

GUARANTOR

By
[name] [position]

[full name of Beneficiary]

By
[name] [position]

ANNEX D.2
SECOND EXPLORATION SUB-PERIOD WORK OBLIGATIONS

This Annex forms an integral part of the Contract between the Republic of Equatorial Guinea and the Contractor.

This Guarantee Agreement is celebrated on this • of •, 202•
BETWEEN:
(1)     [Enter name of guarantor], a company established and existing under the laws of [enter place of incorporation] with its registered address at [enter registered address of guarantor] (the “Guarantor”); and

(2)    THE REPUBLIC OF EQUATORIAL GUINEA (the “State”), represented for the purposes of this Guarantee by the Ministry of Mines and Hydrocarbons (the “Ministry”).
WHEREAS:
the Guarantor is the parent company or affiliate of [enter name of Contractor party], established in accordance with the laws of [enter place of incorporation], with its registered address at [enter registered address] (the "Contractor");
the Contractor has agreed a contract to participate in production (the "Contract") with, among others, the State with respect to the Contract Area;
the Contractor has a Participation Interest under the Contract;
the State wishes the signature and performance of the Contract by the Contractor to be guaranteed by the Guarantor and the Guarantor wishes to provide this Guarantee as an incentive for the State to agree the Contract and in return for the rights and benefits acquired by the Contractor under the contract; and
the Guarantor fully understands and wishes to guarantee certain contractual obligations of the Contractor under the Contract.
AS A RESULT, taking into account the premises established in this document and in exchange for a provision of security, the receipt and sufficiency of which are demonstrated by this document, the Guarantor agrees and undertakes with the Contractor as follows:

ARTICLE I
DEFINITIONS
Section 1.1. Definitions. Except where the contrary is specifically established or where the context demands the contrary, the terms defined in this Section 1.1 and in the introduction will have, for all purposes of this Guarantee Agreement, the meanings specified in this document. The following definitions apply both to the singular and the plural form of any of the terms defined in this document:

Guarantee Agreement
    The term “Guarantee Agreement” refers to this Guarantee Agreement, as it was originally signed and as it may, from time to time, be supplemented, modified or amended in accordance with the provisions of this document.
Affiliate
    The term “Affiliate” refers to a legal entity that Controls, or is Controlled by, or is Controlled by an entity that Controls a Party.
Control
    The term “Control” refers to direct or indirect ownership of more than fifty (50) per cent of the voting rights of a corporation, company or other legal entity. The terms deriving from the word “Control”, such as “Controls” and “Controlled by" will have the same meaning.
Banking Day
The term “Banking Day” refers to any day, except a Saturday, Sunday or any other day on which commercial banks whether in Malabo, Equatorial Guinea, London, England or in New York (N.Y.) are authorised or obliged to remain closed.
Maximum Amount
    The term “Maximum Amount” refers to the meaning stipulated in Section 3.1 of this Guarantee Agreement.
Person
The term “Person” refers to any physical person, corporation, limited liability company, company, participating company, association, public limited company, trust, unincorporated organisation, or government or any government body, authority or political subdivision.
Section 1.2. Other Terms Defined. The terms used with a capital letter which are not otherwise defined in this Guarantee Agreement will have the same meaning as that ascribed to them in the Contract.

ARTICLE II
DECLARATIONS OF THE GUARANTOR
Section 2.1. Declarations of the Guarantor. The Guarantor makes the following declarations to the State:
(a) The Guarantor has been duly established and exists under the laws of its place of establishment and enjoys all the faculties and corporate prerogatives necessary to enter into this Guarantee Agreement and to implement and complete all the transactions contemplated in this Guarantee Agreement.
(b) The agreement and delivery of this Guarantee Agreement and the completion of all of the transactions contemplated within it will not come into conflict with or constitute on the part of the Guarantor a violation or breach under the founding documents, articles of association or any contract, or any other important instrument or agreement to which the Guarantor is a party or to which the goods of the Guarantor are bound, or any order, rule or regulation of any court, government body or organ that has jurisdiction over the Guarantor or any of its activities or goods.
(c) This Guarantee Agreement has been duly authorised, signed and delivered by the Guarantor and constitutes a valid and binding obligation for the Guarantor.

ARTICLE III
GUARANTEE AND AGREEMENTS
Section 3.1. Guarantee By virtue of this document, the Guarantor guarantees to the State payment and timely compliance with all and any debts and obligations of the Contractor with respect to the State that arise from the Second Exploration Sub Period minimum work obligations set out in the table in Article 3.1 of the Contract, including the payment of any sum the Contractor has to pay to the State when this payment is enforceable and payable; so long as, however, the liability of the Guarantor to the State under this Guarantee does not exceed fifteen million Dollars (USD $15,000,000) (the “Maximum Amount”).
The Maximum amount shall be reduced as a function of the sums expended that are related to the First Exploration Sub-Period minimum work obligations as described above, to the degree that they are complete. The State shall notify the Contractor when the Contractor has complied with some or all of the obligations guaranteed under the corresponding provision of the Contract listed above in Section 3.1 of this Guarantee Agreement, and this notification must be signed by an authorised signatory of the State, which signature may not be unjustly withheld or delayed, and this will be accepted as conclusive evidence that the events described in it occurred and that the Maximum Amount is duly reduced. The notification will indicate the amount to which the Maximum Amount should be reduced. The Guarantor will have the right to consider this amount as conclusive and the Guarantee Agreement will be deemed to be immediately reduced by this amount following receipt by the Guarantor of this notification for the particular period applicable to the provision of the Contract in particular.

Section 3.2 Claim procedure. In the event of breach by the Contractor in the performance of any of the obligations guaranteed under this Guarantee Agreement, in order to submit a claim under this Guarantee Agreement, the State or its duly authorised attorney must notify the Guarantor in writing of the amount owed and of the other points provided in (a) to (d) below, and the Guarantor, within a period of ten (10) Working Days, will pay or will cause payment in immediately available funds of the said amount as notified, in Dollars, to the bank account or other destination designated by the State and without any compensation or reduction of this amount with respect to any claim that the Contractor may have at the time or subsequently. The State will supply to the Guarantor, at the address of the Guarantor included in Section 4.2, a written notification, signed by an authorised representative of the State (the "Notification") of breach by the Contractor with respect to its obligations established in the Contract, specifically indicating:
(a)the clause(s) allegedly breached,

(b)that the Contractor has failed to make timely payment or perform in a timely manner all or some of its obligations under the Contract,

(c)a description of the obligations breached and the amount that the Contractor must pay as a consequence of said breach, and

(d)that the Contractor has not paid to the State the amount claimed, that the State has notified the Contractor in writing of the lack of payment or breach and was informed of the intention of the State to enforce this Guarantee Agreement.
Section 3.3 Waiver of notification, agreement of modifications. The Guarantor waives the requirement to be notified of acceptance of this Guarantee Agreement and of the status of indebtedness of the Contractor at any time, and expressly agrees to any extension, renewal, modification or acceleration of the sums owed to the State in accordance with the Contract or any of the terms thereof, without this releasing the Guarantor of any of its responsibilities in accordance with this Guarantee.

Section 3.4 Absolute and unconditional guarantee. The obligations of the Guarantor, as established in Section 3.1 above, will be an absolute and unconditional guarantee of compliance and payment of the obligations that must be performed strictly in accordance with the terms of the Contract and without respect to those defensive measures that may be available to the Contractor, including, among others, some of the following, with or without notice to or the consent of the Guarantor:
(a) any modification, amendment, alteration, extension, tolerance, renunciation of the term of concession (material or otherwise) granted to the Contractor;
(b)     taking or not taking measures by the State against the Contractor;
(c) any breach, omission, delay or failure by the State in enforcing, implementing or exercising any right, power or recourse that it may have against the Contractor;
(d) the liquidation, dissolution, sale or other disposal, voluntary or involuntary, of all or almost all of the assets, administration of assets and liabilities, failure, insolvency, bankruptcy, transfer to the benefit of creditors, reorganisation, settlement, agreement with creditors or readjustment or other similar procedures that affect the Guarantor or Contractor or any of the respective assets of either of them, or any accusation or claim with regard to the validity of this Guarantee Agreement in any of these procedures;
(e) any defence based on a legal incapacity of the Contractor.
Section 3.5 Non exoneration of the Guarantor. The obligations of the Guarantor under this Guarantee will not be extinguished or affected in any way by the following: renunciation or delivery by the Contractor of the goods or other guarantee held or acquired in the future for the payment of any of the obligations guaranteed by this Guarantee Agreement; exchange, replacement or alteration of these goods or another guarantee; taking or ceasing to take any measure or action against the Contractor or the Guarantor with respect to these goods or other guarantees; or any other circumstance that could constitute a defence or exoneration, whether legal or in equivalence, of a guarantee.
Section 3.6 Prior actions of the State. The State will not be obliged in the first instance to demand payment or compliance from the Contractor or any other Person or to act against any good or security delivered to the State or to perform any other action before having direct recourse to the Guarantor.
Section 3.7 Accumulation of rights. The rights, powers and remedies of the State under this Guarantee are cumulative and not alternate and exist in addition to any right, power or remedy granted to the State by the law or by any other means.
Section 3.8 Continuity of the guarantee. This Guarantee Agreement is made with the intention of granting a continuous guarantee of payment and compliance and will also be considered as such; additionally, it will remain in full effect and force while the Contract or any amendment to it are current or while any liability or obligation of the Contractor to the State continues in accordance with the Contract.
Section 3.9 Substitution. So long as the debt guaranteed by this Guarantee has not been paid in full, the Guarantor will have no right of substitution with respect to any good, security, guarantee or other right that the State may have.
Section 3.10. Costs. If the State makes a successful legal claim against the Guarantor, the Guarantor agrees to pay all the costs, fees and duties, including the reasonable legal fees, which the State may have incurred to enforce or attempt to enforce this Guarantee Agreement following any breach by the Guarantor, whether to enforce it through legal trial or by any other means. If, notwithstanding, the State makes a legal claim against the Guarantor and the Guarantor is successful, the State agrees to pay all costs, fees and duties, including the reasonable legal fees, which the State may have incurred to enforce or attempt to enforce this Guarantee Agreement following any breach by the Guarantor, whether to enforce it through legal trial or by any other means. If the State makes a legal claim against the Guarantor and the decision favours both the State and the Guarantor (divided decision), each party will be responsible for its own costs, fees and duties, including the reasonable legal fees, which each party may have incurred to enforce or attempt to enforce this Guarantee Agreement following any breach of this Guarantee Agreement, whether to enforce it through legal trial or by any other means.

ARTICLE IV
MISCELLANEOUS
Section 4.1. Applicable legislation and resolution of disputes. This Guarantee Agreement will be governed by the laws of England (excluding the principles of choice of applicable jurisdiction under these laws). Any dispute between the parties to this Guarantee Agreement will be resolved in accordance with the procedures established in the provisions on conflict resolution included in the Contract.
Section 4.2. Notifications. All notifications and other communications to the State or the Guarantor will be made electronically or delivered in person to either of the parties to this document at the addresses indicated in this Section 4.2:
All communications for the State will be sent to:
[Address of the State]
            Attention: [position or name]
Fax number:    [fax number]
All communications for the Guarantor will be sent to:
Name: [*]
Address: [*]
Attention: [*]
Fax number: [*]
or to any other address or fax number that either of the parties has notified to the other in accordance with the provisions of this Section 4.2. All communications for the Contractor will be sent in accordance with the notification provisions included in the Contract.
For all of the purposes of this Guarantee Agreement, a notification or communication will be considered valid if:
(a)it is delivered in person, (i) on the day on which it is delivered, unless this is not a Banking Day or (ii) if it is delivered after the closing time of a Banking Day, the notification will be considered to have been received on the next Banking Day, and
(b)it is delivered by fax, on the date of sending, as shown by the 'fax sent' confirmation generated by the fax machine of the sender, unless the date of sending and confirmation is not a Banking Day or the time of confirmation is after the closing time for that day, in which case the notification will be considered to have been received on the next Banking Day.
Section 4.3. Banking Days. Unless the opposite is stipulated in this Guarantee Agreement, if a payment is to be made, a notification is to be delivered or any other measure is to be taken under this Guarantee Agreement on a date which is not a Banking Day, then this payment, notification or measure will be made, delivered or taken on the following Banking Day and, in the case of any payment, interest for late payment will not apply.

Section 4.4. Assignees and transferees. This Guarantee Agreement will be binding for the Guarantor and its permitted assignees and transferees and will operate to the benefit of the State and its permitted assignees and transferees. The Guarantor may not transfer its obligations under this Guarantee Agreement without the prior written consent of the State, on the condition that the State does not withhold approval of a transferee if the proposed transferee possesses consolidated net assets of not less than three (3) times the Maximum Amount. The State may not cede, sell or transfer its rights or shares in this Guarantee Agreement other than to an Affiliate of the State, and in the event of such a concession, sale or transfer occurring, immediate written notification must be sent to the Guarantor. If (i) the State or an Affiliate of the State sells, transfers or cedes part or all of its share in the Contract to a person who is not an Affiliate of the State or (ii) the State sells, transfers or cedes part or all of this Affiliate of the State to a person who is not an Affiliate of the State, then the Maximum Amount under this Guarantee Agreement will be reduced proportionately from the date of this sale, transfer or cession and, in no circumstances, will the Guarantor be liable to any transferee.
    Section 4.5. Guarantee to the benefit of the State. The Guarantor enters into this Guarantee Agreement to the benefit of the State. None of the provisions included in this Guarantee Agreement will be deemed to generate any right or permit any Person to enforce or pursue any claim by virtue of this Guarantee Agreement or to be, either partially or in whole, to the benefit of any Person, other than the Guarantor, the State and their respective permitted assignees and transferees.
Section 4.6. Duration. This Guarantee Agreement will end and cease to have force when the first of the following dates occurs (a) the day on which the minimum work obligation for the Second Exploration Sub-Period referred to in Article 3.1 of this Guarantee Agreement has been fully discharged by the Contractor, (b) the day on which the Contract expires, (c) the date on which the Maximum Amount under this Guarantee is reduced to US$0 due to payment of the total amount, or (d) the day on which the Contractor ceases to be an Affiliate of the Guarantor. At the moment of its cancellation or expiry, the original of this Guarantee Agreement will immediately be returned to the Guarantor.
Section 4.7. Amendments and waivers. Any provision of this Guarantee Agreement may be amended or waived if and only if the said amendment or waiver is made in writing and signed by each party, the Guarantor and the State.
Section 4.8. Titles. The titles of the articles and sections of this Guarantee Agreement have the sole purpose of contributing to its organisation and will not affect its interpretation in any way.
Section 4.9. Partial invalidity. The lack of validity of one or more sentences, phrases, clauses or sections of this Guarantee Agreement will not affect the validity or enforceability of the other portions of this Guarantee Agreement or of any of its constituent parts.
Section 4.10. No waiver, appeals. No omission or delay by the State in exercising any right, power or privilege established in this Guarantee Agreement will be considered to constitute a waiver thereof; likewise, nor will the partial exercise of a single right, power or privilege exclude any other exercise or the exercise of any other right, power or privilege. The appeals included in this Guarantee Agreement are cumulative and do not exclude any other appeal contemplated in the law.
Section 4.11. Integrity of the Guarantee Agreement. This Guarantee Agreement constitutes the whole agreement and commitment by the parties with respect to this issue and replaces any prior oral and written statements in this regard; with the proviso that, for greater security, the State and the Guarantor recognise that this Guarantee Agreement does not have the purpose of amending and does not amend any term or condition of the Contract.
Section 4.12. Signature of several copies. Several examples of this Guarantee Agreement may be signed and each of these will be considered to be an original for any purpose. However, taken together, these copies will constitute a single instrument. Sending the signature page of a signed copy of this Guarantee Agreement by fax will have the same validity as manual delivery of a copy of this signed Guarantee Agreement.
IN PROOF WHEREOF, THE PARTIES TO THIS GUARANTEE AGREEMENT have caused this Guarantee Agreement to be signed in their respective names and on their behalf by their respective duly authorised officers on the date indicated on the first page above.

GUARANTOR
By
[name] [position]
[full name of Beneficiary]

By
[name] [position]